U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM U5B



                          JOINT REGISTRATION STATEMENT



                            Filed Under Section 5 of



                 The Public Utility Holding Company Act of 1935



                                     E.ON AG

                            E.ON US Verwaltungs GmbH

                            E.ON UK Verwaltungs GmbH

                                   E.ON UK plc

                              (Name of Registrants)


(Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed)

Ulrich Hueppe
General Counsel, Executive Vice President
Dr. Guntram Wuerzberg
Vice President General Legal Affairs
E.ON AG
E.ON-Platz 1
40479 Dusseldorf
Germany

The responses of Registrants to the Items and Exhibit requirements of Form U5B included in this Joint Registration Statement have been modified from the requirements of Form U5B in accordance with a memorandum from E.ON AG to the Staff of the Securities and Exchange Commission, dated July 12, 2002 (the "Form U5B Memo"). Unless otherwise noted, the information provided in response to the Items and Exhibit requirements of this Form will be as of December 31, 2001.


                                 1 of 56 pages

                             REGISTRATION STATEMENT

The undersigned holding companies hereby submit this Joint Registration Statement to the Securities and Exchange Commission pursuant to Section 5 of the Public Utility Holding Act of 1935.


                           ITEM 1: NAME OF REGISTRANTS

     (a)   E.ON AG
     (b)   E.ON US Verwaltungs GmbH
     (c)   E.ON UK Verwaltungs GmbH
     (d)   E.ON UK plc


                 ITEM 2: ADDRESS OF PRINCIPAL EXECUTIVE OFFICES

     E.ON AG, E.ON US Verwaltungs GmbH and E.ON UK Verwaltungs GmbH are located at:

     E.ON Platz 1
     40479 Dusseldorf
     Germany.

     E.ON UK plc is located at:

     City Point
     1 Ropemaker Street
     London EC2Y 9HT
     Great Britain.


              ITEM 3: NAME AND ADDRESS OF CHIEF ACCOUNTING OFFICER

     Michael C. Wilhelm
     Senior Vice President, Accounting
     E.ON AG
     E.ON-Platz 1
     40479 Dusseldorf
     Germany


      ITEM 4: CERTAIN INFORMATION AS TO THE REGISTRANT AND EACH SUBSIDIARY
                                COMPANY THEREOF

     See Exhibit I hereto.


                                ITEM 5: BUSINESS

     In response to Item 5, Registrants incorporate by reference the Application of E.ON AG ("E.ON") on Form U-1A, SEC File No. 70-9961 (filed June 11,
     2002) (summarizing business activities of E.ON and its subsidiaries) and Exhibits G-1, G-2.2 and G-2.3, thereto.


                                 2 of 56 pages

                                ITEM 6: PROPERTY

     In response to Item 6, Registrants incorporate by reference the following information:

     o Item 4 of the Annual Report of E.ON AG filed on Form 20-F (filed March 21, 2002) (describing E.ON's principal plants, properties and assets), attached hereto as Exhibit F pp. 7-67.

     o The Application of E.ON AG filed on Form U-1A, SEC File No. 70-9961 (filed June 11, 2002) (describing E.ON's principal business units).

     o The Notification of Foreign Utility Company Status of E.ON Energie filed on Form U-57, SEC File No. 073-00236 (filed June 27, 2002) (describing E.ON Energie's operations and assets).

     o Item 6 of the Registration Statement of Powergen plc filed on Form U5B, SEC File No. 001-13620 (filed March 9, 2001).

     o Items 2 and 9 of the Annual Report of Powergen plc filed on Form U5S, SEC File No. 030-00346 (filed May 1, 2002).


                         ITEM 7: INTERSTATE TRANSACTIONS

     In response to Item 7, Registrants incorporate by reference the following information:

     o Item 7 of the Registration Statement of Powergen plc filed on Form U5B, SEC File No. 001-13620 (filed March 9, 2001).

     Registrants also refer to Exhibit G hereto, FERC Form 1 filed by Kentucky Utilities Company for the year ended December 31, 2001 and FERC Forms 1 and 2 filed by Louisville Gas & Electric Company for the year ended December 31, 2001.


                         ITEM 8: SECURITIES OUTSTANDING

     In response to Item 8, with respect to Powergen plc and its direct and indirect subsidiary companies (the "Powergen Group"), Registrants incorporate by reference the following information:

     o Item 8 of the Registration Statement of Powergen plc filed on Form U5B, SEC File No. 001-13620 (filed March 9, 2001).

     o Items 1, 3 and 4 of the Annual Report of Powergen plc filed on Form U5S, SEC File No. 030-00346 (filed May 1, 2002).

     In response to Item 8, with respect to E.ON and its direct and indirect subsidiary companies (the "E.ON Group"), but excluding the Powergen Group, E.ON has provided information about:

          i.   The Registrants;

          ii. E.ON's first-tier subsidiaries (excludes any such first tier subsidiaries to be divested by E.ON and for which a definitive sale agreement has been signed on the date of this form); and


                                 3 of 56 pages

          iii. the most significant (material) second-tier subsidiaries which E.ON is not otherwise required to divest, ranked according to Internal Operating Profit (excludes those which E.ON will divest and for which a definitive sale agreement has been signed on the date of this form).

     Collectively, the companies listed in i, ii and iii are the "Reporting Companies."


                                  4 of 56 pages

                                                ITEM 8(a): Funded Debt

------------------------------------------------------------------------------------------------------------------------------------
       (A)                (B)                   (C)                  (D)               (E)              (F)              (G)
------------------------------------------------------------------------------------------------------------------------------------
Name of Obligor     Title of Issue                                     Amount Authorized             Amount Issued Less Retired
                                                                                                          as of 12/31/2001
------------------------------------------------------------------------------------------------------------------------------------
                                                                         EUR              US $*             EUR             US $*
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     * Amount in US $ is calculated
                                                                                                     with the reference rate of the
                                                                                               ECB as of 12/28/2001 (0.88130/(euro))
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     HVB Real Estate Bank AG         50,036,251        44,096,948       44,402,182       39,131,643
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Hypo Vereinsbank AG                679,182           598,563          268,694          236,800
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Eurohypo AG                      1,374,557         1,211,397          144,145          127,035
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     WestLB                          55,906,977        49,270,819       13,660,316       12,038,836
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Aareal Bank AG                   6,770,422         5,966,773          690,339          608,396
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Rhein.Hypobank AG               90,395,568        79,665,614       41,865,751       36,896,286
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Allgemeine                       1,923,173         1,694,893          255,690          225,340
                                     HypothekenBank AG
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     HVB Real Estate Bank AG         23,123,891        20,379,085       15,427,385       13,596,155
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Rhein.Hypobank AG                1,848,320         1,628,925          128,197          112,980
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     L-Bank                           8,180,670         7,209,625        7,788,778        6,864,250
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Sparkasse Bochum                   130,816           115,288           71,070           62,634
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Eurohypo AG                      2,972,245         2,619,439          511,651          450,918
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Dtsch Genossensch Hyp-Bk           255,646           225,301            6,792            5,986
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Deutsche Hypothekenbank          7,212,038         6,355,969        2,381,198        2,098,550
                                     AG
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Deutsche Hypothekenbank          4,027,037         3,549,028          580,384          511,492
                                     AG
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Wohnungsbau                        548,750           483,614          185,613          163,580
                                     Forderungsanstalt NRW
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Hypo Vereinsbank AG             35,325,569        31,132,424       26,148,442       23,044,622
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Eurohypo AG                        860,504           758,362           91,407           80,557
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Muenchener Hypoth.-Bank            426,417           375,802           50,195           44,237
                                     AG
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     HVB Real Estate Bank AG         56,979,937        50,216,419       42,106,860       37,108,776
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Deutsche Bausparkasse            1,775,823         1,565,033          626,123          551,803
                                     Badenia AG
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Deutscher Ring                   1,413,818         1,245,997          603,822          532,149
                                     Bausparkasse AG
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Wohn-Bauf-Anst NRW Rhld         67,279,936        59,293,808       49,062,833       43,239,075
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Wohn-Bauf-Anst NRW Westf       291,521,903       256,918,253      215,721,986      190,115,786
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Westd Landesbk Treuh St        130,271,004       114,807,836      102,227,199       90,092,830
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Westd Landesbk Treuh St          1,372,512         1,209,595           27,511           24,245
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Westd.Gen.-Zentralbank eG          207,636           182,989           10,883            9,592
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Allianz Dresdner Bauspar         3,030,726         2,670,979        1,665,590        1,467,884
                                     AG
------------------------------------------------------------------------------------------------------------------------------------


                                  5 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Allgem Hypothekenbank AG        43,901,362        38,690,270       42,413,458       37,378,981
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Westfaelische Hypo-Bank          1,378,954         1,215,272          127,356          112,239
                                     AG
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     SEB AG                           1,934,418         1,704,802          383,400          337,891
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Westfalenbank AG                   122,710           108,144           47,492           41,854
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     DGZ-DekaBank                       169,749           149,600           32,805           28,911
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Landestreuhandstelle             5,767,495         5,082,893        5,767,495        5,082,893
                                     Hannover
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Allianz Lebensvers AG           26,038,255        22,947,514        9,859,183        8,688,898
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Hannoversche Lebensvers.           214,231           188,802           46,737           41,189
                                     AG
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Volksfuersorge AG                1,116,303           983,797            8,440            7,438
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Stadt Bochum                        96,634            85,164           90,836           80,054
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Stadt Essen                        536,294           472,636          241,332          212,686
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Stadtverwaltung                    122,710           108,144           95,611           84,262
                                     Gelsenkirchen
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Stadtverwaltung                    119,351           105,184          119,351          105,184
                                     Castrop-Rauxel
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Stadtverwaltung                    122,710           108,144          117,802          103,819
                                     Dusseldorf
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Stadtverwaltung Herne              233,119           205,448           99,176           87,404
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Stadtverwaltung Schwerte           119,642           105,441           48,548           42,786
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Victoria Lebensvers AG           1,933,604         1,704,085          267,884          236,086
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     ThyssenKrupp Wohnimmob.          7,482,044         6,593,926        3,999,717        3,524,950
                                     GmbH
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Stadtkammerei 20                 5,930,837         5,226,846        3,726,924        3,284,538
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Provinzial Feuervers.              105,979            93,399            7,389            6,512
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Hamburg Mannheimer Vers.        20,345,210        17,930,234        6,158,012        5,427,056
                                     AG
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Stadt Velbert                      237,356           209,182           43,725           38,534
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Volkswohl Bund                     168,726           148,699           83,334           73,443
                                     Lebensvers. AG
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Dortmunder Stadtwerke AG            49,084            43,258           25,473           22,449
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Karlsruher Lebensvers.AG         1,536,483         1,354,103          343,729          302,928
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     IDUNA Vereinigte                 3,578,532         3,153,760        1,957,501        1,725,145
                                     Lebensversicherung AG
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Versorgungsanstalt               3,200,432         2,820,540        1,454,854        1,282,163
                                     d.Bundes
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Stuebbecke                           5,113             4,506            5,113            4,506
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Scheidemantel,Ehel.                  5,113             4,506            5,113            4,506
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Marschner,Ehel.                      5,113             4,506            5,113            4,506
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Hamborner AG                       250,738           220,975            6,268            5,524
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Mannesmannroehren                  721,461           635,824          496,508          437,573
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     FPB Holding GmbH & Co.              27,840            24,535            5,062            4,461
                                     KG
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Krupp Hoesch Stahl AG              266,620           234,973          188,461          166,091
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Saint-Gobain PAM GmbH &          1,497,213         1,319,494          651,938          574,553
                                     Co. KG
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     ThyssenKrupp Automotive            345,071           304,111          211,688          186,561
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Rheinkalk GmbH & Co. KG            131,571           115,954            7,895            6,958
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Kueppersbusch AG                    41,415            36,499           20,293           17,884
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Deutsche Steinkohle AG           5,299,131         4,670,124        3,567,318        3,143,878
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Krupp Hoesch Stahl AG           11,341,711         9,995,450        6,740,351        5,940,271
------------------------------------------------------------------------------------------------------------------------------------


                                  6 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Krupp Hoesch Stahl AG              639,982           564,016          322,448          284,174
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     BAYERNOIL                          194,342           171,274           80,187           70,669
                                     Raffineriegesellschaft
                                     mbH
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Thyssen Draht AG                    51,129            45,060           27,098           23,882
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Ruhrgas AG                         115,552           101,836           73,622           64,883
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Thyssen Krupp Wohnimmob            598,723           527,654          264,458          233,067
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Fr. u. H. Luling GmbH &             46,016            40,554           28,070           24,738
                                     Co. KG
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Schreck-Mieves KG                   12,271            10,814            1,473            1,298
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Hoesch Hohenlimburg GmbH         1,112,020           980,023          592,599          522,258
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Hoesch Rothe Erde GmbH             250,380           220,660          136,334          120,151
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Nedschroef Altena GmbH             190,712           168,074          102,580           90,404
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Thyssen Krupp Wohnimmob          3,568,821         3,145,202        1,628,516        1,435,211
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Deutsche Steinkohle AG          11,158,945         9,834,379        7,871,256        6,936,938
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Deutsche Steinkohle AG             756,712           666,890          608,156          535,968
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Stahlwerke Bremen GmbH             555,135           489,241           40,539           35,727
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Ruetgerswerke AG                   502,191           442,581          141,447          124,657
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Schering AG                      1,260,437         1,110,823          399,269          351,875
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     RWE Net AG                          99,191            87,417           12,302           10,841
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     RBZ Freiburg                       198,853           175,249          117,373          103,441
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Deutsche Steinkohle AG           1,935,547         1,705,797          243,503          214,599
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Krupp Uhde GmbH                     42,949            37,851           23,388           20,611
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Kloeckner Werke AG               2,432,691         2,143,931          401,870          354,168
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Dtmder Actien-Brauerei              16,873            14,870            6,551            5,773
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Siemens AG, PGI                  1,631,812         1,438,116          455,501          401,433
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Guano-Werke GmbH                    12,066            10,634            5,872            5,175
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Kreiskirchenkasse Dtmd.              3,579             3,154              931              820
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Thyssen-Krupp Industries            71,581            63,084           25,912           22,836
                                     AG
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Landschverb.W.Lippe                 29,144            25,684           11,297            9,956
                                     Liegensch.
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Stadt Kamen                         11,504            10,139            1,219            1,074
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Demag Cranes &                     190,456           167,849           47,171           41,571
                                     Components GmbH
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Cierlitzki                           7,669             6,759            7,669            6,759
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Greitschuss                          2,642             2,329              544              479
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Schulte-Naehring                   372,933           328,666          291,619          257,004
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Thyssen Schachtbau                   2,743             2,417              789              696
------------------------------------------------------------------------------------------------------------------------------------
Viterra AG         Mortgage Loan     Vereinigte Kirchenkreise             7,158             6,308            4,187            3,690
------------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH                  West LB Abw-Beh. Datten          1,799,747         1,586,117          821,135          723,666
------------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH                  West LB Abw-Beh. Knepper         1,073,713           946,263          489,882          431,733
------------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH                  West LB Abw-Beh. Shamrock        1,073,713           946,263          489,882          431,733
------------------------------------------------------------------------------------------------------------------------------------


                                 7 of 56 pages


                                               ITEM 8(b): Capital Stock

------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
       (A)                (B)               (C)             (D)             (E)             (F)            (G)             (H)
------------------- ----------------- ---------------- --------------- --------------- ---------------------------------------------
  Name of Issuer     Title of Issue       Amount           Amount        Additional                   Amount Issued
                                       Authorized by    Reserved for       Amount
                                          Charter         Options,        Unissued
                                                         Warrants,
                                                        Conversions
                                                         and Other
                                                           Rights
                                                                                       -------------- --------------- --------------
                                                                                           Shares           EURO           US $
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON AG             Common Stock      2,384,592,201    510,392,201     75,000,000 EUR  692,000,000    1,799,200,000   1,585,634,960
                                      EUR              EUR
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
AV Packaging GmbH   Stated share      102,000 EUR      -               -               13             102,000         89,893
                    capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
CCA Holding Inc.    Common Stock,     3,000 US $       -               2,700 US $      300            340             300
                    $1.00 stated
                    value
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
CC Metals &         Common Stock,     1,000 US $       -               -               1,000          113,468         100,000
Alloys Inc.         $100 par value
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Chemie-Verwaltungs  Registered Stock  230,081,347 EUR  -               -               4,500,000      230,081,347     202,770,691
AG
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON Funfte         Stated            35,000 EUR       -               -               2              35,000          30,846
Verwaltungs-        share capital
Gesellschaft mbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON                Registered        1,100,000 EUR    -               900,000 EUR     200            200,000         176,260
International       Stock, EUR 100
Finance B.V.        par value
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON Montan GmbH    Established in    -                -               -               -              -               -
                    2002
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON Neunte         Established in    -                -               -               -              -               -
Vermogens-          2002
verwaltungs-
gesellschaft mbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON North          Common stock,     20,000 US $      -               15,600          4,400          49,926          44,000
America Inc.        $10.00 stated
                    value
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Fidelia             Common stock,     1,000 US $       -               900 US $        100            113             100
Corporation         $1.00 par value
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------


                                 8 of 56 pages



------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VEBA Electronics    Common Shares,    1,000 US $       -               -               1,000          1               1
LLC                 $0.001
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON Risk           Stated share      716,000 EUR      -               -               5              716,000         631,011
Consulting GmbH     capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
EAVV Energie        Stated share      51,129 EUR       -               -               3              51,129          45,060
Assekuranz          capital
Versicherungs
Vermittlungs GmbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Hamburger Hof       Registered        1,022,584 EUR    -               -               2,000          1,022,584       901,203
Versicherungs-      stock, EUR
Aktien-             511.29 par value
gesellschaft
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Junge & Co.         Stated share      204,517 EUR      -               -               4              204,517         180,241
Versicherungs-      capital
makler GmbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Montan GmbH         Stated share      184,150 EUR      -               -               7              184,150         162,291
Assekuranz Makler   capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON UK             Stated share      25,000 EUR       -               -               1              25,000          22,033
Verwaltungs GmbH    capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON UK plc         Common stock, 1   1,000,000,000    -               -               1,000,000,000  1,643,367,752   1,448,300,000
                    GBP par value     GBP
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON US             Stated share      25,000 EUR       -               -               1              25,000          22,033
Verwaltungs GmbH    capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON Venture        Stated share      30,000 EUR       -               -               1              30,000          30,640,904
Partners GmbH       capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON Venture 1.     Stated share      25,000 EUR       -               -               1              25,000          22,033
Verwaltungs-        capital
gesellschaft
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------


                                  9 of 56 pages



------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON Vermogens-     Stated share      34,767,848 EUR   -               -               3              34,767,848      30,640,904
anlage GmbH         capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON Zehnte         Stated share      25,000 EUR       -               -               1              25,000          22,033
Verwaltungs-        capital
gesellschaft mbH,
former VAGO
Funfte Vermogens-
verwaltungs GmbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
EBV Verwaltungs     Stated share      26,038,500 EUR   -               -               7              26,038,500      22,947,730
GmbH                capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
ERKA Vermogens-     Stated share      6,500,000 DEM    -               -               1              3,323,397       2,928,909
verwaltungs-        capital
gesellschaft mbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Gesellschaft fur    Stated share      14,575,960 EUR   -               -               4              14,575,960      12,845,794
Energiebeteiligung  capital
mbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Gewerkschaft        Stated share      219,856 EUR      -               -               1              219,856         193,759
Morgengluck GmbH    capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
HIBERNIA            Stated share      25,565 EUR       -               -               1              25,565          22,530
Industriewerte      capital
GmbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Hibernia            Capital share     230,081 EUR      -               -               2              230,081         202,771
Industriewerte
GmbH & Co. KG,
Humboldt-Verwaltungs-
gebaude Mulheim
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Hibernia            Capital share     7,158,086 EUR    -               -               2              7,158,086       6,308,421
Industriewerte
GmbH & Co. oHG
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
ILSE Feldesbesitz   Stated share      25,565 EUR       -               -               2              25,565          22,530
GmbH                capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------


                                 10 of 56 pages



------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Induboden GmbH      Stated share      13,702,662 EUR   -               -               13             13,702,622      12,076,121
                    capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Induboden GmbH &    Capital share     23,178,889 EUR   -               -               2              23,178,889      20,427,555
Co. Grundstucks-
gesellschaft
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Induboden GmbH &    Capital share     5,505,142 EUR    -               -               2              5,505,142       4,851,681
Co. Industriewerte
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Indupark            Stated share      2,045,168 EUR    -               -               2              2,045,168       1,802,406
Grundstucks-        capital
verwertung GmbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Initiativkreis      Stated share      51,129 EUR       -               -               3              51,129          45,060
Ruhrgebiet          capital
Verwaltungs GmbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Montan-Verwaltungs- Stated share      51,129 EUR       -               -               2              51,129          45,060
gesellschaft mbH    capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
NFK Finanzkontor    Stated share      50,000 EUR       -               -               1              50,000          44,065
Beteiligungs GmbH   capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
RHI AG              Common stock      144,764,569 EUR  -               -               19,920,039     144,764,569     127,581,015
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Start Center        Stated share      25,000 EUR       -               -               2              25,000          22,033
Dusseldorf GmbH     capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Stinnes Vermogens-  Common Stock,     165,300,665 EUR  -               -               3,233,000      165,300,665     145,679,476
verwaltungs-        no par value
Aktiengesellschaft
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VBB                 Stated share      232,637,806 EUR  -               -               2              232,637,806     205,023,698
VIAG-Bayernwerk-    capital
Beteiligungs-
gesellschaft mbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VEBA Electronics    Stated share      51,129,188 EUR   -               -               1              51,129,188      45,060,153
GmbH                capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------


                                 11 of 56 pages



------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VEBA Electronics    Stated share      66,467,945 EUR   -               -               1              66,467,945      58,578,200
Beteiligungs GmbH   capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VEBA Investments    Share capital     1,000,000,000    -               861,999,999     138,000,001    226,784,751     199,865,401
Ltd.                                  GBP
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VEBA Funding Inc.   Common Stock, $   10,000 US $      -               -               10,000         11,347          10,000
                    1.00 par value
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VEBA Zweite         Stated share      25,565 EUR       -               -               1              25,565          22,530
Verwaltungs-        capital
gesellschaft mbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Vereinigung der     Partnership       -                -               -               -              663,284         584,553
Gesellschafter      interest
der Indupark GbR
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON Telecom GnbH   Nominal capital   128,000,000 EUR  -               -               2              128,000,000     112,806,400
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
BOUYGUES TELECOM    Share capital,    560,679,600 EUR  -               -               36,790,000     560,679,600     494,126,931
S.A.                par value 15.24
                    EUR
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VEBA Telecom        Nominal capital   25,565 EUR       -               -               1              25,565          22,530
Beteiligungs-GmbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VEBA Telecom        Stated share      25,565 EUR       -               -               1              25,565          22,530
Verwaltungs-        capital
gesellschaft mbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VR                  Stated share      61,355 EUR       -               -               1              61,355          54,027
Telecommunications  capital
Geschaftsfuhrungs-
GmbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VR Telecommun-      Stated share      97,452 EUR       -               -               2              97,452          85,884
ications Holding    capital
GmbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------


                                 12 of 56 pages



------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VEBA Telecom        Stated share      25,565 EUR       -               -               1              25,565          22,530
Management GmbH     capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VR Telecommun-      Stated share      26,000 EUR       -               -               4              26,000          22,914
ication             capital
Beteiligungs-
Verwaltungs
GmbH
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VR Telecommun-      Capital share     650,000 EUR      -               -               2              650,000         22,914
ication
Beteiligungs-
Verwaltungs
GmbH & Co. KG
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VIAG Telecom AG     Common stock,     9,050,000 EUR    -               -               9,050,000      9,050,000       7,975,765
                    EUR 1.00 par
                    valus
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VIAG Telecom        Stated share      255,646 EUR      -               -               2              255,646         225,301
Beteiligungs GmbH   capital
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
NFK Finanzkontor    Capital share     2,000,000 EUR    -               -               -              2,000,000       1,762,600
GmbH & Co.KG
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VIAG Connect        Stated share      500,000 ATS      -               -               2              36,336          32,023
Beteiligungs        capital
Ges.m.b.H.
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VIAG Connect        Stated share      500,000 ATS      -                               2              36,336          32,032
Gesellschaft fur    capital
Telekommun-
ikation Ges.m.b.H.
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
VIAG Telecom        Stated share      8,481,440 ATS    -               -               2              616,370         543,207
Connect zweite      capital
Beteiligungs
Ges.m.b.H.
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Viterra AG          Common stock      182,000,000 EUR  -               -               70,000,000     182,000,000     160,396,600
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------


                                 13 of 56 pages



------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON Energie AG     Subscribed        1,321,639,356    -               -               1,321,639,356  1,321,639,356   1,164,760,764
                    capital           EUR
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
AVACON
Beteiligungs-       Subscribed
gesellschaft        capital           25,564,594 EUR   -               -               500,000        25,564,594      22,530,077
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.DIS
Aktiengesell-       Subscribed
schaft              capital           200,000,000 EUR  -               -               175,000,000    200,000,000     176,260,000
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
                    Subscribed
E.ON Bayern AG      capital           314,874,921 EUR  -               -               307,920,907    314,874,921     277,499,268
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON Kernkraft      Subscribed
GmbH                capital           110,000,000 EUR  -               -               110,000        110,000,000     96,943,000
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON Kraftwerke     Subscribed
GmbH                capital           107,609,050 EUR  -               -               1,002,010      107,609,050     94,835,856
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
                    Subscribed
E.ON Netz GmbH      capital           149,008,950 EUR  -               -               110,000        149,008,950     131,321,588
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON Sales &        Subscribed
Trading GmbH        capital           11,100,000 EUR   -               -               111,000        11,100,000      9,782,430
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON Scandinavia    Subscribed                                                                        (SEK)
AB                  capital           10,000,000 SEK   -               -               10,000         10,000,000      954,100
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
E.ON Wasserkraft    Subscribed
GmbH                capital           172,882,000 EUR  -               -               172,882,000    172,882,000     152,360,907
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
Schleswag
Aktiengesell-       Subscribed
schaft              capital           150,000,000 EUR  -               -               1,500,000      150,000,000     132,195,000
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
EURO - USD
Exchange Rate                 0.8813
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
SEK - USD
Exchange Rate                0.09541
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------
USD-GBP Exchange              1.4483
Rate
------------------- ----------------- ---------------- --------------- --------------- -------------- --------------- --------------


                                 14 of 56 pages

                                          ITEM 8(c): Contingent Liabilities

-------------------- --------------------- ----------------- ------------------- ----------------- ---------------- ---------------
        (A)                  (B)                 (C)                (D)                (E)               (F)             (G)
-------------------- --------------------- ----------------- ------------------- ----------------- --------------------------------
     Guarantor            Subsidiary             Date           Beneficiary          Purpose                   Amount
                                                                                                   ---------------- ---------------
                                                                                                        EURO             US $
                                                                                                     (millions)       (millions)
-------------------- --------------------- ----------------- ------------------- ----------------- ---------------- ---------------
E.ON AG              E.ON Benelux          Aug. 1, 2000      ABN AMRO Beheer     Loan facility               58.97           51.97
                     Generation n.v.                         Beleggingsfondsen
                                                             B.V.
-------------------- --------------------- ----------------- ------------------- ----------------- ---------------- ---------------
E.ON AG              Stanhope Services     Oct. 15, 2001     BHF-Bank            Loan facility               63.60           56.05
                     GmbH                                    Aktiengesellschaft
-------------------- --------------------- ----------------- ------------------- ----------------- ---------------- ---------------
E.ON AG              Klockner & Co.        Oct. 15, 2001     BHF-Bank            Loan facility               63.60           56.05
                                                             Aktiengesellschaft
-------------------- --------------------- ----------------- ------------------- ----------------- ---------------- ---------------
E.ON AG              VIAG Connect          Oct. 22, 2001     WestLB              Shareholder                 42.00           37.01
                     Beteiligungs GmbH                                           contribution
-------------------- --------------------- ----------------- ------------------- ----------------- ---------------- ---------------
E.ON AG              VIAG Connect          Oct. 22, 2001     WestLB              Shareholder                 84.00           74.03
                     Gesellschaft fur                                            contribution
                     Telekommunikation
                     GmbH
-------------------- --------------------- ----------------- ------------------- ----------------- ---------------- ---------------
E.ON AG              VIAG Telecom          Oct. 22, 2001     WestLB              Shareholder                 84.42           74.40
                     Connect zweite                                              contribution
                     Beteiligungs GmbH
-------------------- --------------------- ----------------- ------------------- ----------------- ---------------- ---------------
Viterra              Viterra Baupartner    June 23, 1998     Deutsche Bank AG,    Letter of                  42.64           37.58
                     AG                                      Frankfurt           comfort for a
                                                                                 bank loan
-------------------- --------------------- ----------------- ------------------- ----------------- ---------------- ---------------
E.ON Energie AG      E.ON Trading GmbH1     Dec. 20, 2000    Deutsche Bank AG    Guarantee                    1.50            1.32
-------------------- --------------------- ----------------- ------------------- ----------------- ---------------- ---------------
E.ON Energie AG      E.ON Trading GmbH      March 1, 2001    Deutsche Bank AG    pledge of                   10.00            8.81
                                                                                 securities
-------------------- --------------------- ----------------- ------------------- ----------------- ---------------- ---------------
                                                                                                   EURO - USD       0.8813
                                                                                                   Exchange Rate
-------------------- --------------------- ----------------- ------------------- ----------------- ---------------- ---------------

--------
1 E.ON Trading GmbH and E.ON Vertrieb GmbH merged to form E.ON Sales & Trading GmbH on January 1, .2002.


                                 15 of 56 pages

                                             ITEM 8(d): Other Securities

None.


                                 16 of 56 pages

                                       ITEM 9: INVESTMENTS IN SYSTEM SECURITIES

         The response to Item 9 is limited to the Reporting Companies.

------------------------------------------------------------------------------------------------------------------------------------
   (A)               (B)                  (C)         (D)         (E)          (F)         (G)           (H)             (I)
------------------------------------------------------------------------------------------------------------------------------------
Acquiring          Issuing              Type of    Number of   Principal    Par value   Original              Book Value
 Company           Company             Security    Shares or   Amount (if     (per        Cost
                                                     Units     applicable)   unit or
                                                    Held by                 share if
                                                   Acquirer                applicable)
                                                     in %
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            EURO            US $
------------------------------------------------------------------------------------------------------------------------------------
E.ON Telecom GmbH
------------------------------------------------------------------------------------------------------------------------------------
          BOUYGUES TELECOM S.A.      Common Stock    17.50        N.A.        N.A.        N.A.          378,724,127     333,769,573
------------------------------------------------------------------------------------------------------------------------------------
          VEBA Telecom                Membership     100.00       N.A.        N.A.        N.A.               25,565          22,530
          Beteiligungs-GmbH            interest
------------------------------------------------------------------------------------------------------------------------------------
          VEBA Telecom Verwaltungs-   Membership     100.00       N.A.        N.A.        N.A.               25,565          22,530
          gesellschaft mbH             interest
------------------------------------------------------------------------------------------------------------------------------------
          VR Telecommunications       Membership     51.25        N.A.        N.A.        N.A.               31,444          27,712
          Geschaftsfuhrungs-GmbH       interest
------------------------------------------------------------------------------------------------------------------------------------
          VR Telecommunications       Membership     50.00        N.A.        N.A.        N.A.            2,670,672       2,353,663
          Holding GmbH (in             interest
          liquidation)
------------------------------------------------------------------------------------------------------------------------------------

VEBA Telecom Management GmbH
------------------------------------------------------------------------------------------------------------------------------------
          VR Telecommunication        Membership     51.25        N.A.        N.A.        N.A.               16,072          14,164
          Beteiligungs-Verwaltungs     Interest
          GmbH
------------------------------------------------------------------------------------------------------------------------------------
          VR Telecommunication        Partnership    51.25        N.A.        N.A.        N.A.            7,994,377       7,045,444
          Beteiligungs-Verwaltungs     interest
          GmbH & Co. KG
------------------------------------------------------------------------------------------------------------------------------------

VR Telecommunication Beteiligungs-Verwaltungs GmbH & Co. KG
------------------------------------------------------------------------------------------------------------------------------------
          VR Telecommunications       Membership     100.00       N.A.        N.A.        N.A.               31,821          28,044
          International GmbH           Interest
------------------------------------------------------------------------------------------------------------------------------------

VR Telecommunications International GmbH
------------------------------------------------------------------------------------------------------------------------------------
          VEBACOM Holdings Inc. (in  Common Stock    100.00       N.A.        N.A.        N.A.                    0               0
          liquidation)
------------------------------------------------------------------------------------------------------------------------------------


                                 17 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
VIAG Telecom Beteiligungs GmbH
------------------------------------------------------------------------------------------------------------------------------------
          VIAG Telecom Connect        Membership     63.40        N.A.        N.A.        N.A.           49,765,918      43,858,704
          zweite Beteiligungs          Interest
          Ges.m.b.H.
------------------------------------------------------------------------------------------------------------------------------------
          VIAG Connect Ges. fur       Membership     100.00       N.A.        N.A.        N.A.          117,024,165     103,133,397
          Telekommunication mbH        Interest
------------------------------------------------------------------------------------------------------------------------------------
          VIAG Connect                Membership     100.00       N.A.        N.A.        N.A.           36,860,056      32,484,767
          Beteiligungsges. mbH         Interest
------------------------------------------------------------------------------------------------------------------------------------

VIAG Connect Ges. fur
Telekommunikation m.b.H.
------------------------------------------------------------------------------------------------------------------------------------
          VIAG Telecom Connect        Membership     36.60        N.A.        N.A.        N.A.           44,700,363      39,394,430
          zweite Beteiligungs          Interest
          Ges.m.b.H.
------------------------------------------------------------------------------------------------------------------------------------
          Connect Austria             Membership     20.00        N.A.        N.A.        N.A.           73,651,192      64,908,796
          Gesellschaft fur             Interest
          Telekommunikation m.b.H.
------------------------------------------------------------------------------------------------------------------------------------

VIAG Telecom Connect zweite Beteiligungs
Ges.m.b.H.
------------------------------------------------------------------------------------------------------------------------------------
          Connect Austria             Membership     20.10        N.A.        N.A.        N.A.           72,953,789      64,294,174
          Gesellschaft fur             Interest
          Telekommunikation m.b.H.
------------------------------------------------------------------------------------------------------------------------------------

VIAG Connect Beteiligungsges. mbH
------------------------------------------------------------------------------------------------------------------------------------
          Connect Austria             Membership     10.00        N.A.        N.A.        N.A.           36,822,453      32,451,628
          Gesellschaft fur             Interest
          Telekommunikation m.b.H.
------------------------------------------------------------------------------------------------------------------------------------

E.ON Risk Consulting GmbH
------------------------------------------------------------------------------------------------------------------------------------
          EAVV Energie Assekuranz     Membership     20.00        N.A.        N.A.        N.A.               10,226           9,012
          Versicherungs                Interest
          Vermittlungs GmbH
------------------------------------------------------------------------------------------------------------------------------------
          Hamburger Hof               Membership     100.00       N.A.        N.A.        N.A.              719,004         633,658
          Versicherungs AG             Interest
------------------------------------------------------------------------------------------------------------------------------------
          Junge& Co.                  Membership     100.00       N.A.        N.A.        N.A.              204,517         180,241
          Versicherungsmakler GmbH     Interest
------------------------------------------------------------------------------------------------------------------------------------
          Montan GmbH Assekuranz      Membership     41.50        N.A.        N.A.        N.A.              383,264         337,771
          Makler                       Interest
------------------------------------------------------------------------------------------------------------------------------------

Junge & Co. Versicherungsnakler GmbH
------------------------------------------------------------------------------------------------------------------------------------
          Gunter Lubsen GmbH          Membership     100.00       N.A.        N.A.        N.A.              153,388         135,181
                                       Interest
------------------------------------------------------------------------------------------------------------------------------------

E.ON UK Verwaltungs GmbH
------------------------------------------------------------------------------------------------------------------------------------
          E.ON UK plc.                Membership     100.00       N.A.        N.A.        N.A.        1,594,913,740   1,405,597,479
                                       Interest
------------------------------------------------------------------------------------------------------------------------------------


                                 18 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
VEBA Electronics Beteiligungs GmbH
------------------------------------------------------------------------------------------------------------------------------------
          VEBA Electronics UK PLC     Membership     100.00       N.A.        N.A.        N.A.          267,968,075     236,160,264
                                       Interest
------------------------------------------------------------------------------------------------------------------------------------
          VEBA Electronics            Membership     57.50        N.A.        N.A.        N.A.          159,983,230     140,993,221
          US-Holding GmbH              Interest
------------------------------------------------------------------------------------------------------------------------------------

VEBA Electronics GmbH
------------------------------------------------------------------------------------------------------------------------------------
          VEBA Electronics            Membership     100.00       N.A.        N.A.        N.A.          460,869,382     406,164,186
          Beteiligungs GmbH            Interest
------------------------------------------------------------------------------------------------------------------------------------
          VEBA Investment Ltd.        Membership     100.00       N.A.        N.A.        N.A.          110,198,079      97,117,567
                                       Interest
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
VEBA Electronics UK PLC
------------------------------------------------------------------------------------------------------------------------------------
          Raab Karcher Electronic     Membership     100.00       N.A.        N.A.        N.A.            4,260,841       3,755,079
          Systems PLC                  Interest
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Raab Karcher Electronic Systems PLC
------------------------------------------------------------------------------------------------------------------------------------
          Pragma Ltd.                 Membership     100.00       N.A.        N.A.        N.A.                    0               0
                                       Interest
------------------------------------------------------------------------------------------------------------------------------------
          Thame Power Ltd.            Membership     100.00       N.A.        N.A.        N.A.                    0               0
                                       Interest
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
VEBA Investment Ltd.
------------------------------------------------------------------------------------------------------------------------------------
          VEBA Electronics            Membership     42.50        N.A.        N.A.          0           226,787,181     199,867,543
          US-Holding GmbH              Interest
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Viterra Wohnungsgesellschaft II mbH
------------------------------------------------------------------------------------------------------------------------------------
          Wohnungsgesellschaft        Membership     98.00        N.A.        N.A.        N.A.            1,255,797       1,106,734
          Huls mbH                     Interest
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Wohnungsgesellschaft Huls mbH
------------------------------------------------------------------------------------------------------------------------------------
          BSB Bewirtschaftungs-       Membership      0.30        N.A.        N.A.        N.A.               12,782          11,265
          und Servicegesellschaft      Interest
          des wohnungswirt-
          schaftlichen
          Bildungszentrums Bochum
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CCA Holding, Inc.
------------------------------------------------------------------------------------------------------------------------------------
          CC Metals & Alloys. Inc.   Common Stock    100.00       N.A.        N.A.        N.A.           65,127,652      57,397,000
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
E.ON North America Inc.
------------------------------------------------------------------------------------------------------------------------------------
          Fidelia Corporation         Membership     100.00       N.A.        N.A.        N.A.          774,651,084     682,700,000
                                       Interest
------------------------------------------------------------------------------------------------------------------------------------
          VEBA Electronics LLC        Membership     100.00       N.A.        N.A.        N.A.           20,197,436      17,800,000
                                       Interest
------------------------------------------------------------------------------------------------------------------------------------
          Viterra Energy Services    Common Stock    100.00       N.A.        N.A.        N.A.           31,771,247      28,000,000
          Inc.
------------------------------------------------------------------------------------------------------------------------------------


                                 19 of 56 pages


------------------------------------------------------------------------------------------------------------------------------------
Viterra AG
------------------------------------------------------------------------------------------------------------------------------------
          Viterra                   Membership        83.7        N.A.        N.A.        N.A.            6,544,536       5,767,700
          Wohnungsgesellschaft II   interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          Viterra                   Membership        58.2        N.A.        N.A.        N.A.           10,976,783       9,673,839
          Wohnungsgesellschaft I    interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          Viterra Baupartner AG     Common stock     100.0        N.A.        N.A.        N.A.           40,084,772      35,326,710
------------------------------------------------------------------------------------------------------------------------------------
          Viterra Energy Services   Common stock     100.0        N.A.        N.A.        N.A.           12,782,297      11,265,038
          AG
------------------------------------------------------------------------------------------------------------------------------------
          Viterra Grundstucke       Membership       100.0        N.A.        N.A.        N.A.               25,580          22,544
          Verwaltungs GmbH          interest
------------------------------------------------------------------------------------------------------------------------------------
          Viterra Baupartner        Membership       100.0        N.A.        N.A.        N.A.           10,617,812       9,357,478
          Polska Spolka z o.o.      interest
------------------------------------------------------------------------------------------------------------------------------------
          Viterra Ceska spol.       Membership       100.0        N.A.        N.A.        N.A.            1,536,828       1,354,407
          s.r.o.                    interest
------------------------------------------------------------------------------------------------------------------------------------
          Viterra Wohnen Gruppe     Partnership      100.0        N.A.        N.A.        N.A.           74,137,739      65,337,589
          Nord AG & Co. KG          interest
------------------------------------------------------------------------------------------------------------------------------------
          Viterra                   Partnership      100.0        N.A.        N.A.        N.A.           25,000,000      22,032,500
          Logistikimmobilien GmbH   interest
          & Co. KG
------------------------------------------------------------------------------------------------------------------------------------
          Viterra Wohnen AG         Common stock     100.0        N.A.        N.A.        N.A.            6,675,044       5,882,716
------------------------------------------------------------------------------------------------------------------------------------
          Viterra                   Membership        97.4        N.A.        N.A.        N.A.            2,991,401       2,636,322
          Gewerbeimmobilien GmbH    interest
------------------------------------------------------------------------------------------------------------------------------------
          WIS Consult GmbH fur      Membership        93.4        N.A.        N.A.        N.A.                    1               1
          wohnungswirtschaftliche   interest
          Informationssysteme
------------------------------------------------------------------------------------------------------------------------------------
          Viterra Contracting GmbH  Membership       100.0        N.A.        N.A.        N.A.            7,750,783       6,830,765
                                    interest
------------------------------------------------------------------------------------------------------------------------------------
          Komercni zona Rudna a.s.  Common stock     100.0        N.A.        N.A.        N.A.            9,618,895       8,477,132
------------------------------------------------------------------------------------------------------------------------------------
          WBRM-Holding GmbH         Membership        95.0        N.A.        N.A.        N.A.           99,848,258      87,996,270
                                    interest
------------------------------------------------------------------------------------------------------------------------------------
          Viterra                   Membership       100.0        N.A.        N.A.        N.A.               51,130          45,061
          Revisionsgesellschaft mbH interest
------------------------------------------------------------------------------------------------------------------------------------
          U.S.T. Richter            Membership       100.0        N.A.        N.A.        N.A.               51,129          45,060
          Unternehmen fur           interest
          Spezialtransporte GmbH
          i. L.
------------------------------------------------------------------------------------------------------------------------------------
          Viterra Sicherheit +      Membership       100.0        N.A.        N.A.        N.A.            1,775,000       1,564,308
          Service GmbH              interest
------------------------------------------------------------------------------------------------------------------------------------
          VITERRA FRANCE S.A.       Common stock     100.0        N.A.        N.A.        N.A.               38,120          33,595
------------------------------------------------------------------------------------------------------------------------------------
          ASS Allgemeine            Membership       100.0        N.A.        N.A.        N.A.               25,565          22,530
          Sicherheitssysteme GmbH   interest
          i. L.
------------------------------------------------------------------------------------------------------------------------------------
          Falk Burogebaude Objekt   Partnership       0.2         N.A.        N.A.        N.A.               24,750          21,812
          Poing GmbH & Co. KG       interest
------------------------------------------------------------------------------------------------------------------------------------
          Deutschbau-Holding GmbH   Membership        50.0        N.A.        N.A.        N.A.          292,438,363     257,725,929
                                    interest
------------------------------------------------------------------------------------------------------------------------------------
          DEUTSCHBAU                Membership        0.1         N.A.        N.A.        N.A.              549,188         483,999
          Wohnungsgesellschaft mbH  interest
------------------------------------------------------------------------------------------------------------------------------------
          Creative hobbies GmbH     Membership        49.0        N.A.        N.A.        N.A.                    1               1
                                    interest
------------------------------------------------------------------------------------------------------------------------------------


                                 20 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
          Triple Z AG               Common stock      2.8         N.A.        N.A.        N.A.               15,339          13,518
------------------------------------------------------------------------------------------------------------------------------------
          Rhein-Lippe               Membership        3.9         N.A.        N.A.        N.A.              614,221         541,313
          Wohnstattengesellschaft   interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          Emscher-Lippe-Agentur     Membership        0.8         N.A.        N.A.        N.A.                2,556           2,253
          (ELA) Gesellschaft zur    interest
          Strukturverbesserung im
          nordlichen Ruhrgebiet
          mit beschrankter Haftung
------------------------------------------------------------------------------------------------------------------------------------
          Hammer gemeinnutzige      Membership        5.8         N.A.        N.A.        N.A.               17,384          15,321
          Baugesellschaft mbH       interest
------------------------------------------------------------------------------------------------------------------------------------
          GSB Gesellschaft zur      Membership        6.2         N.A.        N.A.        N.A.                3,750           3,305
          Sicherung von             interest
          Bergmannswohnungen mbH
------------------------------------------------------------------------------------------------------------------------------------
          Risinghill B.V.           Membership        50.0        N.A.        N.A.        N.A.               12,248          10,794
                                    interest
------------------------------------------------------------------------------------------------------------------------------------
          TREUCONSULT Immobilien    Membership        35.0        N.A.        N.A.        N.A.               90,330          79,608
          GmbH                      interest
------------------------------------------------------------------------------------------------------------------------------------
          Friedrich-Ebert-Allee GbR Partnership       25.0        N.A.        N.A.        N.A.           33,643,291      29,649,832
                                    interest
------------------------------------------------------------------------------------------------------------------------------------
          GbR Wohnanlage            Partnership       9.5         N.A.        N.A.        N.A.              137,393         121,084
          Sonnenpark,               interest
          Leipzig-Probstheida,
          Baufeld C + D
------------------------------------------------------------------------------------------------------------------------------------
          Bochum Marketing GmbH     Membership        1.8         N.A.        N.A.        N.A.                1,000             881
                                    interest
------------------------------------------------------------------------------------------------------------------------------------
          Aktiengesellschaft        Common stock      13.2        N.A.        N.A.        N.A.              255,646         225,301
          Hellerhof
------------------------------------------------------------------------------------------------------------------------------------
          VBW Bauen und Wohnen GmbH Membership        14.2        N.A.        N.A.        N.A.              930,411         819,971
                                    interest
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
E.ON Energie AG
------------------------------------------------------------------------------------------------------------------------------------
          Amata Power (Bien Hoa)    Membership       12.50       N / A        N / A       N / A             527,372         464,773
          Ltd.                      interest
------------------------------------------------------------------------------------------------------------------------------------
          AVACON                      Membership     83.30       N / A        N / A       N / A         225,580,011     198,803,664
          Beteiligungsgesellschaft     interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          Aviga GmbH                  Membership     100.00      N / A        N / A       N / A          56,001,662      49,354,265
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          B. Grimm Bayernwerk        Shares (Type    44.47       N / A        N / A       N / A          19,674,173      17,338,849
          Elektrowatt ltd.               II)
------------------------------------------------------------------------------------------------------------------------------------
          Baltic Cable AB            Common stock    33.30       N / A        N / A       N / A          21,866,766      19,271,181
------------------------------------------------------------------------------------------------------------------------------------
          Bayerische                 Common stock    50.00       N / A        N / A       N / A          41,837,493      36,871,383
          Wasserkraftwerke AG
------------------------------------------------------------------------------------------------------------------------------------
          Bayerngas GmbH              Membership     22.00       N / A        N / A       N / A          53,497,098      47,146,992
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Bayernwerk AG              Common stock    100.00      N / A        N / A       N / A             511,292         450,602
------------------------------------------------------------------------------------------------------------------------------------
          Berliner Erdgasspeicher    Partnership     49.89       N / A        N / A       N / A         113,506,798     100,033,541
          Besitz- u.                   interest
          Verwaltungsgesellschaft
          bR
------------------------------------------------------------------------------------------------------------------------------------
          BI Industriebesitz und     Partnership     60.49       N / A        N / A       N / A         364,714,027     321,422,472
          Beteiligungen Bayernwerk     interest
          AG & Co. OHG
------------------------------------------------------------------------------------------------------------------------------------


                                 21 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
          BKW FMB Energie AG         Common Stock    20.00       N / A        N / A       N / A          92,510,382      81,529,400
------------------------------------------------------------------------------------------------------------------------------------
          BPR Energie                 Membership     35.00       N / A        N / A       N / A             539,940         475,849
          Geschaftsbesorgung GmbH      interest
------------------------------------------------------------------------------------------------------------------------------------
          Bremer Energie-Konsens      Membership     24.90       N / A        N / A       N / A              12,731          11,220
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          CONTIGAS Deutsche          Common Stock    98.70       N / A        N / A       N / A       1,075,719,530     948,031,622
          Energie-Aktiengesellschaft
------------------------------------------------------------------------------------------------------------------------------------
          Depardieu International     Unlimited      39.47       N / A        N / A       N / A          76,693,782      67,590,230
          Finance                      company
------------------------------------------------------------------------------------------------------------------------------------
          D-GAS B.V.                  Membership     74.90       N / A        N / A       N / A              14,980          13,202
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          E. ON Bohemia s.r.o.        Membership     100.00      N / A        N / A       N / A             157,029         138,390
          (i.G.)                       interest
------------------------------------------------------------------------------------------------------------------------------------
          e.dis                       Membership     90.00       N / A        N / A       N / A          54,664,102      48,175,473
          Beteiligungsgesellschaft     interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          e.dis Energie Nord AG      Common Stock    53.89       N / A        N / A       N / A         209,825,726     184,919,412
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Aqua GmbH              Membership     100.00      N / A        N / A       N / A         178,883,985     157,650,456
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Bayern AG             Common Stock    11.79       N / A        N / A       N / A         395,499,770     348,553,947
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Benelux b.v.           Membership     100.00      N / A        N / A       N / A       1,081,943,338     953,516,664
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Energie 1.             Membership     100.00      N / A        N / A       N / A              25,859          22,790
          Beteiligungsgesellschaft     interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Energie 2.             Membership     100.00      N / A        N / A       N / A              25,859          22,790
          Beteiligungsgesellschaft     interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Energie 3.             Membership     100.00      N / A        N / A       N / A              25,859          22,790
          Beteiligungsgesellschaft     interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Energie 4.             Membership     100.00      N / A        N / A       N / A              25,859          22,790
          Beteiligungsgesellschaft     interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Energie 5.             Membership     100.00      N / A        N / A       N / A              25,865          22,795
          Beteiligungsgesellschaft     interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Energie 6.             Membership     100.00      N / A        N / A       N / A              25,859          22,790
          Beteiligungsgesellschaft     interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Energie 7.             Membership     100.00      N / A        N / A       N / A              51,129          45,060
          Beteiligungsgesellschaft     interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Energie Human          Membership     100.00      N / A        N / A       N / A              25,565          22,530
          Resources International      interest
          GmbH
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Energie Immobilien    Partnership     100.00      N / A        N / A       N / A          37,886,009      33,388,940
          GmbH & Co. Alpha KG          interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Energie Immobilien    Partnership     100.00      N / A        N / A       N / A             452,481         398,772
          GmbH & Co. Gamma KG          interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Energie Immobilien     Membership     100.00      N / A        N / A       N / A             511,292         450,602
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Energie Immobilien    Partnership     100.00      N / A        N / A       N / A          11,114,350       9,795,077
          GmbH & Co. Beta KG           interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Energie               Partnership     90.00       N / A        N / A       N / A         474,711,640     418,363,368
          Vermogensanlage              interest
          Gesellschaft
          burgerlichen Rechts
------------------------------------------------------------------------------------------------------------------------------------


                                 22 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
          E.ON                        Membership     100.00      N / A        N / A       N / A         337,508,894     297,446,588
          Energiebeteiligungs-GmbH     interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Energy Projects GmbH   Membership     100.00      N / A        N / A       N / A          22,045,167      19,428,406
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Engineering GmbH       Membership     100.00      N / A        N / A       N / A          13,192,390      11,626,453
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Facility Management    Membership     100.00      N / A        N / A       N / A          10,000,000       8,813,000
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Hungaria              Common Stock    100.00      N / A        N / A       N / A         447,980,985     394,805,642
          Energetikai
          Reszvenytarsasag
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Italia s.p.a.         Common Stock    100.00      N / A        N / A       N / A              99,000          87,249
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Kernkraft GmbH         Membership     100.00      N / A        N / A       N / A         215,020,940     189,497,954
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Kraftwerke GmbH        Membership     93.12       N / A        N / A       N / A         651,579,376     574,236,904
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Netz GmbH              Membership     65.21       N / A        N / A       N / A         397,376,305     350,207,738
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Polska Sp.z.o.o.       Membership     100.00      N / A        N / A       N / A           3,172,003       2,795,486
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Scandinavia           Common Stock    100.00      N / A        N / A       N / A       2,607,746,669   2,298,207,139
          Aktiebolag
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Trading GmbH           Membership     100.00      N / A        N / A       N / A          10,000,297       8,813,262
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Vertrieb GmbH          Membership     100.00      N / A        N / A       N / A         985,058,473     868,132,032
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Wasserkraft GmbH       Membership     61.46       N / A        N / A       N / A         201,101,543     177,230,790
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          EBO Czech Investments       Membership     100.00      N / A        N / A       N / A          85,019,863      74,928,005
          Limited                      interest
------------------------------------------------------------------------------------------------------------------------------------
          EEG - ERDGAS ERDOL GmbH     Membership     25.00       N / A        N / A       N / A           8,461,354       7,456,991
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Electra Italia S.p.A.      Common Stock    50.10       N / A        N / A       N / A             501,000         441,531
------------------------------------------------------------------------------------------------------------------------------------
          Elektrizitatswerke          Membership     17.50       N / A        N / A       N / A         150,102,482     132,285,317
          Minden-Ravensberg            interest
------------------------------------------------------------------------------------------------------------------------------------
          ENAG                       Common stock    14.37       N / A        N / A       N / A           8,225,630       7,249,248
          Energiefinanzierungs AG
------------------------------------------------------------------------------------------------------------------------------------
          Energie-Aktiengesellschaft Common stock    46.00       N / A        N / A       N / A          93,165,840      82,107,055
          Mitteldeutschland EAM
------------------------------------------------------------------------------------------------------------------------------------
          EWE Aktiengesellschaft     Common stock    27.44       N / A        N / A       N / A         164,406,634     144,891,567
------------------------------------------------------------------------------------------------------------------------------------
          EZH Elektra                 Membership     100.00      N / A        N / A       N / A           1,000,000         881,300
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          FGS beta 4                 Common stock    100.00      N / A        N / A       N / A              52,500          46,268
          Aktiengesellschaft
------------------------------------------------------------------------------------------------------------------------------------
          HEIN GAS Hamburger          Membership     61.85       N / A        N / A       N / A         513,615,596     452,649,425
          Gaswerke GmbH                interest
------------------------------------------------------------------------------------------------------------------------------------
          Hibernia Gamma              Membership     35.48       N / A        N / A       N / A          59,967,226      52,849,116
          Beteiligungsgesellschaft     interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          InfraServ-Bayernwerk        Membership     50.00       N / A        N / A       N / A           1,512,500       1,332,966
          Gendorf GmbH, Burgkirchen    interest
------------------------------------------------------------------------------------------------------------------------------------
          Internationale Schule       Membership     18.52       N / A        N / A       N / A              25,565          22,530
          Hannover Region GmbH         interest
------------------------------------------------------------------------------------------------------------------------------------
          Isarwerke GmbH              Membership     94.30       N / A        N / A       N / A       1,891,256,703   1,666,764,532
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          is-energy                   Membership     37.16       N / A        N / A       N / A           3,182,589       2,804,816
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Jihoceska energetika       Common stock    13.30       N / A        N / A       N / A          18,531,635      16,331,930
          a.s. (JCE)
------------------------------------------------------------------------------------------------------------------------------------
          Jihoceska plynarenska      Common Stock    12.87       N / A        N / A       N / A           2,833,613       2,497,263
          a.s. (JCP)
------------------------------------------------------------------------------------------------------------------------------------
          Jihomoravska plynarenska   Common stock    25.03       N / A        N / A       N / A          85,249,275      75,130,186
          a.s. (JMP)
------------------------------------------------------------------------------------------------------------------------------------


                                 23 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
          Kraftwerk Nord             Common stock    49.13       N / A        N / A       N / A          34,733,752      30,610,856
          Leasinggesellschaft mbH
          & Co. OHG
------------------------------------------------------------------------------------------------------------------------------------
          Latvijas Gaze                              18.04       N / A        N / A       N / A          25,970,797      22,888,063
------------------------------------------------------------------------------------------------------------------------------------
          Lithuanian Power Company   Partnership     10.90       N / A        N / A       N / A          21,866,766      19,271,181
          (LPC)                        interest
------------------------------------------------------------------------------------------------------------------------------------
          MESKAL Grundstucks-        Partnership     90.00       N / A        N / A       N / A          53,250,921      46,930,037
          Verwaltungsgesellschaft      interest
          mbH & Co. OHG
------------------------------------------------------------------------------------------------------------------------------------
          MFG Flughafen-             Partnership     90.00       N / A        N / A       N / A             177,423         156,363
          Grundstucksverwaltungs-      interest
          gesellschaft mbH & Co.
          Gamma oHG
-----------------------------------------------------------------------------------------------------------------------------------
          Oneline AG                 Common stock    55.00       N / A        N / A       N / A                   1               1
------------------------------------------------------------------------------------------------------------------------------------
          PESAG Aktiengesellschaft   Common stock    54.67       N / A        N / A       N / A          22,327,074      19,676,850
------------------------------------------------------------------------------------------------------------------------------------
          Piesteritzer               Partnership     90.10       N / A        N / A       N / A           9,944,627       8,764,200
          Siedlungsges. mbH & Co.      interest
          Bewirtschaftungs-KG
------------------------------------------------------------------------------------------------------------------------------------
          Piesteritzer                Membership     90.00       N / A        N / A       N / A              23,008          20,277
          Siedlungsgesellschaft mbH    interest
------------------------------------------------------------------------------------------------------------------------------------
          Polenergia                 Common Stock    33.33       N / A        N / A       N / A              21,216          18,698
------------------------------------------------------------------------------------------------------------------------------------
          PREVAG                      Membership     25.00       N / A        N / A       N / A          15,407,915      13,578,995
          Provinzialsachsische         interest
          Energie-Versorgungs-GmbH
------------------------------------------------------------------------------------------------------------------------------------
          RAG-                       Common stock    40.00       N / A        N / A       N / A          64,360,226      56,720,667
          Beteiligungsgesellschaft-
          AG
------------------------------------------------------------------------------------------------------------------------------------
          Rhein-Main-Donau AG        Common stock    77.50       N / A        N / A       N / A          54,631,013      48,146,312
------------------------------------------------------------------------------------------------------------------------------------
          RWE Energie AG -           Partnership     50.00       N / A        N / A       N / A          36,314,009      32,003,536
          Bayernwerk AG                interest
          Beteiligungsverwaltung
          OHG
------------------------------------------------------------------------------------------------------------------------------------
          SCHLESWAG                  Common stock    65.29       N / A        N / A       N / A         144,675,249     127,502,297
          Aktiengesellschaft
------------------------------------------------------------------------------------------------------------------------------------
          Siemens Solar GmbH          Membership     49.00       N / A        N / A       N / A          15,032,607      13,248,237
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Solar-Wasserstoff-Bayern   Partnership     100.00      N / A        N / A       N / A                   0               0
          GbR                          interest
------------------------------------------------------------------------------------------------------------------------------------
          Solar-Wasserstoff-Bayern    Membership     100.00      N / A        N / A       N / A             409,034         360,482
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          SPITI Grundstucks-         Partnership     100.00      N / A        N / A       N / A           1,270,896       1,120,041
          Verwaltungsgesellschaft      interest
          mbH & Co. Delta OHG
------------------------------------------------------------------------------------------------------------------------------------
          STEAG - RWE Energie AG -   Partnership     20.00       N / A        N / A       N / A             273,541         241,072
          Bayernwerk AG                interest
          Warmeerzeugung Zwickau
          oHG
------------------------------------------------------------------------------------------------------------------------------------
          SULPUR                     Partnership     50.00       N / A        N / A       N / A           5,089,195       4,485,108
          Grundstucks-Vermietungs-     interest
          gesellschaft mbH & Co.
          Objekt Heizkraftwerk
          Jena-Sud OHG
------------------------------------------------------------------------------------------------------------------------------------


                                 24 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
          TEAG Thuringer Energie AG  Common stock    74.67       N / A        N / A       N / A         271,242,013     239,045,586
------------------------------------------------------------------------------------------------------------------------------------
          Thuga Aktiengesellschaft   Common stock    42.26       N / A        N / A       N / A         378,421,487     333,502,856
------------------------------------------------------------------------------------------------------------------------------------
          Uberlandwerk Leinetal       Membership     48.00       N / A        N / A       N / A           5,091,726       4,487,338
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          Untere Iller AG            Common stock    60.00       N / A        N / A       N / A                   1               1
------------------------------------------------------------------------------------------------------------------------------------
          VBB                         Membership     50.00       N / A        N / A       N / A          98,177,693      86,524,001
          VIAG-Bayernwerk-Beteiligungs-interest
          gesellschaft mbH
------------------------------------------------------------------------------------------------------------------------------------
          Viking Cable A/S           Common stock    50.00       N / A        N / A       N / A           2,180,475       1,921,653
------------------------------------------------------------------------------------------------------------------------------------
          Vychodoceska Energetika    Common stock    41.73       N / A        N / A       N / A         109,333,829      96,355,903
          (VCE)
------------------------------------------------------------------------------------------------------------------------------------
          Watt AG                    Common stock    24.50       N / A        N / A       N / A         348,465,506     307,102,650
------------------------------------------------------------------------------------------------------------------------------------
          Zapadoceska energetika     Common stock    14.38       N / A        N / A       N / A          59,011,770      52,007,073
          a.s. (ZCE)
------------------------------------------------------------------------------------------------------------------------------------
          Zapadoceska plynarenska    Common stock    16.53       N / A        N / A       N / A           5,611,476       4,945,394
          a.s. (ZCP)
------------------------------------------------------------------------------------------------------------------------------------
          Zentrum fur energetische   Common stock    15.00       N / A        N / A       N / A              40,071          35,315
          Perspektiven
          Aktiengesellschaft
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
E.ON Kraftwerke GmbH
------------------------------------------------------------------------------------------------------------------------------------
          ARGE Thermische            Partnership     75.00       N / A        N / A       N / A                   0               0
          Abfallbehandlungsanlage      interest
          Altmark
------------------------------------------------------------------------------------------------------------------------------------
          AVG Abfall-Verwertungs-     Membership     80.00       N / A        N / A       N / A          11,334,063       9,988,710
          Gesellschaft mbH             interest
------------------------------------------------------------------------------------------------------------------------------------
          BauMineral GmbH Herten      Membership     51.00       N / A        N / A       N / A           2,121,861       1,869,996
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          BPR Energie                 Membership     30.00       N / A        N / A       N / A             460,163         405,542
          Geschaftsbesorgung GmbH      interest
------------------------------------------------------------------------------------------------------------------------------------
          Braunschweigische          Common Stock    99.94       N / A        N / A       N / A         179,202,400     157,931,075
          Kohlen-Bergwerke AG
------------------------------------------------------------------------------------------------------------------------------------
          e.dis                       Membership     10.00       N / A        N / A       N / A           3,322,619       2,928,224
          Beteiligungsgesellschaft     interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Anlagenservice GmbH    Membership     75.00       N / A        N / A       N / A             879,300         774,927
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Fernwarme GmbH         Membership     100.00      N / A        N / A       N / A          12,782,297      11,265,038
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Italia produzione     Common stock    95.00       N / A        N / A       N / A              95,000          95,000
          S.p.A.
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Wasserkraft GmbH       Membership     10.92       N / A        N / A       N / A          53,146,275      46,837,812
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          EUT Grundstucks-            Membership     50.00       N / A        N / A       N / A           4,354,477       3,837,601
          verwaltungsgesellschaft      interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          GbR "Vereinigung der       Partnership     51.00       N / A        N / A       N / A                   0               0
          Gesellschafter der           interest
          BauMineral GmbH"
------------------------------------------------------------------------------------------------------------------------------------
          Gemeinschaftskraftwerk      Membership     50.00       N / A        N / A       N / A           7,673,213       6,762,403
          Kiel GmbH                    interest
------------------------------------------------------------------------------------------------------------------------------------


                                 25 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
          Gemeinschaftskraftwerk      Membership     10.00       N / A        N / A       N / A           1,536,014       1,353,689
          Linden GmbH                  interest
------------------------------------------------------------------------------------------------------------------------------------
          Gesellschaft fur            Membership     24.10       N / A        N / A       N / A          15,240,396      13,431,361
          Energiebeteiligung mbH       interest
------------------------------------------------------------------------------------------------------------------------------------
          Gipswerk Scholven GmbH      Membership     100.00      N / A        N / A       N / A           1,022,584         901,203
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          HKWG Heizkraftwerk          Membership     50.00       N / A        N / A       N / A              13,468          11,869
          Gluckstadt GmbH              interest
------------------------------------------------------------------------------------------------------------------------------------
          KNG Kraftwerks- und         Membership     45.70       N / A        N / A       N / A              35,075          30,912
          Netzgesellschaft mbH         interest
------------------------------------------------------------------------------------------------------------------------------------
          Kraftwerk Buer              Membership     50.00       N / A        N / A       N / A              25,565          22,530
          Betriebsgesellschaft mbH     interest
------------------------------------------------------------------------------------------------------------------------------------
          Kraftwerk Buer GbR         Partnership     50.00       N / A        N / A       N / A           2,556,459       2,253,007
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Kraftwerk EV 3 I/S          Membership     50.00       N / A        N / A       N / A          20,436,343      18,010,549
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Kraftwerk Kassel GbR       Partnership     60.00       N / A        N / A       N / A                   0               0
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Kraftwerk Kassel            Membership     60.00       N / A        N / A       N / A           2,515,556       2,216,960
          Verwaltungsgesellschaft      interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          Kraftwerk Mehrum GmbH       Membership     50.00       N / A        N / A       N / A          11,760,084      10,364,162
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Kraftwerk Schkopau          Membership     55.60       N / A        N / A       N / A              14,214          12,527
          Betriebsgesellschaft mbH     interest
------------------------------------------------------------------------------------------------------------------------------------
          Kraftwerk Schkopau GbR     Partnership     58.10       N / A        N / A       N / A          59,412,117      52,359,899
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Mullheizkraftwerk           Membership     51.00       N / A        N / A       N / A           7,673,213       6,762,403
          Rothensee GmbH               interest
------------------------------------------------------------------------------------------------------------------------------------
          Mullverbrennungsanlage      Membership     100.00      N / A        N / A       N / A          96,042,313      84,642,090
          Stapelfeld GmbH              interest
------------------------------------------------------------------------------------------------------------------------------------
          Mullverwertung              Membership     20.00       N / A        N / A       N / A             102,400          90,245
          Borsigstrasse GmbH           interest
------------------------------------------------------------------------------------------------------------------------------------
          ReCon                       Membership     100.00      N / A        N / A       N / A           6,241,926       5,501,009
          Projektentwicklungs- und     interest
          Beteiligungsgesellschaft
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          RuhrEnergie GmbH, EVR       Membership     100.00      N / A        N / A       N / A          12,782,594      11,265,300
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          SAVA Sonderabfallver-       Membership     33.30       N / A        N / A       N / A                   1               1
          brennungsanlagen GmbH        interest
------------------------------------------------------------------------------------------------------------------------------------
          Stadtische Werke            Membership     29.00       N / A        N / A       N / A          36,753,231      32,390,622
          Magdeburg GmbH               interest
------------------------------------------------------------------------------------------------------------------------------------
          Vereinigung der            Partnership     80.00       N / A        N / A       N / A                   0               0
          Gesellschafter der AVG       interest
          GbR
------------------------------------------------------------------------------------------------------------------------------------
          Volkswagen AG              Partnership     95.00       N / A        N / A       N / A              48,573          42,807
          PreussenElektra AG oHG       interest
------------------------------------------------------------------------------------------------------------------------------------


                                 26 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
Schleswag Aktiengesellschaft
------------------------------------------------------------------------------------------------------------------------------------
          Elektrizitatswerk           Membership     17.50       N / A        N / A       N / A           1,789,751       1,577,308
          Reinbek-Wentorf GmbH         interest
------------------------------------------------------------------------------------------------------------------------------------
          Energieerzeugungswerke      Membership     33.43       N / A        N / A       N / A             341,850         301,272
          Geesthacht GmbH              interest
------------------------------------------------------------------------------------------------------------------------------------
          Energieerzeugungswerke      Membership     100.00      N / A        N / A       N / A             360,461         317,674
          Helgoland GmbH               interest
------------------------------------------------------------------------------------------------------------------------------------
          Energieerzeugungswerke      Membership     50.00       N / A        N / A       N / A              25,565          22,530
          Wahlstedt GmbH               interest
------------------------------------------------------------------------------------------------------------------------------------
          Gemeindewerke Tornesch      Membership     24.50       N / A        N / A       N / A           2,500,217       2,203,441
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          Holsteiner Wasser GmbH      Membership     50.00       N / A        N / A       N / A             191,734         168,975
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          NORD-direkt GmbH            Membership     100.00      N / A        N / A       N / A             250,000         220,325
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Pinneberger Telenetz GmbH   Membership     11.10       N / A        N / A       N / A               5,000           4,407
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Service Plus Entsorgung     Membership     100.00      N / A        N / A       N / A           1,135,084       1,000,350
          + Umwelt GmbH                interest
------------------------------------------------------------------------------------------------------------------------------------
          S-NET Telekommunikations    Membership     100.00      N / A        N / A       N / A             127,823         112,650
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          Stadtwerke Bad Bramstedt    Membership     35.00       N / A        N / A       N / A             715,809         630,842
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          Stadtwerke Geesthacht       Membership     24.90       N / A        N / A       N / A           3,819,350       3,365,993
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          Stadtwerke Niebull GmbH     Membership     40.00       N / A        N / A       N / A          23,008,134      20,277,068
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Stromversorgung             Membership     100.00      N / A        N / A       N / A           1,533,875       1,351,804
          Ahrensburg GmbH              interest
------------------------------------------------------------------------------------------------------------------------------------
          SWN Stadtwerke              Membership     18.00       N / A        N / A       N / A             766,938         675,902
          Neumunster GmbH              interest
------------------------------------------------------------------------------------------------------------------------------------
          Versorgungsbetriebe         Membership     90.00       N / A        N / A       N / A           1,913,765       1,686,601
          Helgoland GmbH               interest
------------------------------------------------------------------------------------------------------------------------------------
          Warmeversorgung             Membership     50.00       N / A        N / A       N / A             255,646         225,301
          Ahrensburg GmbH              interest
------------------------------------------------------------------------------------------------------------------------------------
          Windenergiepark             Membership     80.00       N / A        N / A       N / A             613,550         540,722
          Westkuste GmbH               interest
------------------------------------------------------------------------------------------------------------------------------------
          Windtest                    Membership     25.00       N / A        N / A       N / A              25,565          22,530
          Kaiser-Wilhelm-Koog GmbH     interest
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
E.ON Kernkraft GmbH
------------------------------------------------------------------------------------------------------------------------------------
          Beteiligungs-              Partnership     30.90       N / A        N / A       N / A                   1               1
          gesellschaft der             interest
          Energieversorgungs-
          unternehmen an der
          Kerntechnische
          Hilfsdienst GmbH - GbR
          (BEK-GbR)
------------------------------------------------------------------------------------------------------------------------------------
          Deutsche Gesellschaft       Membership     14.50       N / A        N / A       N / A              74,137          65,337
          fur Wiederaufarbeitung       interest
          von Kernbrennstoffen mbH
------------------------------------------------------------------------------------------------------------------------------------


                                 27 of 56 pages


------------------------------------------------------------------------------------------------------------------------------------
          Gemeinschafts-              Membership     50.00       N / A        N / A       N / A          76,693,782      67,590,230
          kernkraftwerk Grohnde        interest
          GmbH
------------------------------------------------------------------------------------------------------------------------------------
          Gemeinschafts-              Membership     40.00       N / A        N / A       N / A              20,452          18,024
          kernkraftwerk Isar 2 GmbH    interest
------------------------------------------------------------------------------------------------------------------------------------
          GfS Gesellschaft fur        Membership     36.50       N / A        N / A       N / A              19,787          17,438
          Simulatorschulung mbH        interest
------------------------------------------------------------------------------------------------------------------------------------
          GNS Gesellschaft fur        Membership     48.00       N / A        N / A       N / A          21,944,001      19,339,248
          Nuklear-Service mbH          interest
------------------------------------------------------------------------------------------------------------------------------------
          GZA Gesellschaft zur        Membership     75.00       N / A        N / A       N / A              38,347          33,795
          Zwischenlagerung             interest
          schwach- und
          mittelradioaktiver
          Abfalle mbH
------------------------------------------------------------------------------------------------------------------------------------
          Hochtemperaturreaktor-      Membership     36.50       N / A        N / A       N / A               5,392           4,752
          Gesellschaft mit             interest
          beschrankter Haftung -
          HRG -
------------------------------------------------------------------------------------------------------------------------------------
          Kernkraftwerk Brokdorf     Partnership     80.00       N / A        N / A       N / A                   0               0
          GbR                          interest
------------------------------------------------------------------------------------------------------------------------------------
          Kernkraftwerk Brokdorf      Membership     80.00       N / A        N / A       N / A         143,890,284     126,810,507
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          Kernkraftwerk               Membership     33.33       N / A        N / A       N / A          10,768,787       9,490,532
          Brunsbuttel GmbH             interest
------------------------------------------------------------------------------------------------------------------------------------
          Kernkraftwerk               Membership     25.00       N / A        N / A       N / A             127,857         112,680
          Gundremmingen-               interest
          Verwaltungs-
          Gesellschaft mbH
------------------------------------------------------------------------------------------------------------------------------------
          Kernkraftwerk Krummel       Membership     50.00       N / A        N / A       N / A          51,279,134      45,192,301
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          Kernkraftwerk               Membership     25.00       N / A        N / A       N / A          12,782,297      11,265,038
          RWE-Bayernwerk GmbH          interest
------------------------------------------------------------------------------------------------------------------------------------
          Kernkraftwerk Stade GbR    Partnership     66.67       N / A        N / A       N / A                   0               0
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Kernkraftwerk Stade GmbH    Membership     66.67       N / A        N / A       N / A          17,400,069      15,334,681
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Kernkraftwerke              Membership     25.00       N / A        N / A       N / A             127,823         112,650
          Gundremmingen                interest
          Betriebsgesellschaft mbH
------------------------------------------------------------------------------------------------------------------------------------
          Kernkraftwerke Isar         Membership     100.00      N / A        N / A       N / A           1,000,000         881,300
          VerwaltungsGmbH              interest
------------------------------------------------------------------------------------------------------------------------------------
          Kernkraftwerke Lippe -      Membership     12.50       N / A        N / A       N / A          57,482,544      50,659,366
          Ems GmbH                     interest
------------------------------------------------------------------------------------------------------------------------------------
          Kraftwerks-Simulator-       Membership     36.50       N / A        N / A       N / A             197,870         174,383
          Gesellschaft mbH             interest
------------------------------------------------------------------------------------------------------------------------------------
          Kraftwerksverwaltungs -    Partnership     12.50       N / A        N / A       N / A                   1               1
          OHG                          interest
------------------------------------------------------------------------------------------------------------------------------------
          Nord GbR                   Partnership     88.57       N / A        N / A       N / A                   0               0
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Norddeutsche                Membership     88.57       N / A        N / A       N / A             113,341          99,887
          Gesellschaft zur             interest
          Beratung und
          Durchfuhrung von
          Entsorgungsaufgaben bei
          Kernkraftwerken mbH
          (Nord GmbH)
------------------------------------------------------------------------------------------------------------------------------------


                                 28 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
          Urangesellschaft mbH        Membership     10.29       N / A        N / A       N / A           3,327,630       2,932,640
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Uranit GmbH                 Membership     50.00       N / A        N / A       N / A          48,861,924      43,062,014
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Vereinigung der            Partnership     14.50       N / A        N / A       N / A                   0               0
          Gesellschafter der           interest
          Deutschen Gesellschaft
          fur Wiederaufarbeitung
          von Kernbrennstoffen mit
          beschrankter Haftung GbR
------------------------------------------------------------------------------------------------------------------------------------
          Versuchsatomkraftwerk       Membership     20.00       N / A        N / A       N / A             102,300          90,157
          Kahl GmbH                    interest
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
E.ON Netz GmbH
------------------------------------------------------------------------------------------------------------------------------------
          N.A.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
E.On Scandinavia AB
------------------------------------------------------------------------------------------------------------------------------------
          Baltic Cable AB            Common stock    33.30       N / A        N / A       N / A             107,513          94,751
------------------------------------------------------------------------------------------------------------------------------------
          EnerSearch AB              Common stock    14.29       N / A        N / A       N / A               5,376           4,738
------------------------------------------------------------------------------------------------------------------------------------
          Graninge Aktiebolag        Common stock    13.33       N / A        N / A       N / A         135,202,258     119,153,750
------------------------------------------------------------------------------------------------------------------------------------
          Sydkraft AB                Common stock    60.65       N / A        N / A       N / A       2,316,221,238   2,041,285,777
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
E.DIS AG
------------------------------------------------------------------------------------------------------------------------------------
          BHKW Blockheizkraftwerk     Membership     50.00       N / A        N / A       N / A              25,564          22,530
          Manschnow GmbH               interest
------------------------------------------------------------------------------------------------------------------------------------
          e.discom                    Membership     100.00      N / A        N / A       N / A             562,856         496,045
          Telekommunikation GmbH       interest
------------------------------------------------------------------------------------------------------------------------------------
          e.disnatur Erneuerbare      Membership     100.00      N / A        N / A       N / A           5,000,000       4,406,500
          Energien GmbH                interest
------------------------------------------------------------------------------------------------------------------------------------
          e.distherm                  Membership     100.00      N / A        N / A       N / A           3,295,324       2,904,169
          Warmedienstleistungen        interest
          GmbH
------------------------------------------------------------------------------------------------------------------------------------
          EVP Energieversorgung       Membership     35.00       N / A        N / A       N / A          36,199,465      31,902,589
          Potsdam GmbH                 interest
------------------------------------------------------------------------------------------------------------------------------------
          EVV                         Membership     35.00       N / A        N / A       N / A           2,056,160       1,812,094
          Elektrizitatsversorgungs-    interest
          gesellschaft Velten mbH
------------------------------------------------------------------------------------------------------------------------------------
          KEV Kommunale               Membership     49.00       N / A        N / A       N / A             147,000         129,551
          Energieversorgung            interest
          Eisenhuttenstadt GmbH
------------------------------------------------------------------------------------------------------------------------------------
          local energy GmbH           Membership     24.90       N / A        N / A       N / A              12,450          10,972
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          SD Telekommunikations       Membership     34.50       N / A        N / A       N / A           1,250,800       1,102,330
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          SEV Stralsunder             Membership     40.00       N / A        N / A       N / A           6,761,225       5,958,668
          Energieversorgung GmbH       interest
------------------------------------------------------------------------------------------------------------------------------------


                                 29 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
          Stadtische Betriebswerke    Membership     29.00       N / A        N / A       N / A           1,563,019       1,377,489
          Luckenwalde GmbH             interest
------------------------------------------------------------------------------------------------------------------------------------
          Stadtische Werke            Membership     24.50       N / A        N / A       N / A          10,455,919       9,214,801
          Brandenburg an der Havel     interest
          GmbH
------------------------------------------------------------------------------------------------------------------------------------
          Stadtwerke Barth  GmbH      Membership     49.00       N / A        N / A       N / A           1,533,876       1,351,805
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Stadtwerke Eberswalde       Membership     22.50       N / A        N / A       N / A           3,428,877       3,021,869
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          Stadtwerke Ludwigsfelde     Membership     29.00       N / A        N / A       N / A           2,916,664       2,570,456
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          Stadtwerke Premnitz GmbH    Membership     35.00       N / A        N / A       N / A           1,022,584         901,203
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Stadtwerke Pritzwalk GmbH   Membership     49.00       N / A        N / A       N / A           2,257,354       1,989,406
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Stadtwerke Schwedt GmbH     Membership     37.00       N / A        N / A       N / A           7,851,398       6,919,437
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Warme- und                  Membership     50.00       N / A        N / A       N / A              25,565          22,530
          Wasserversorgung             interest
          Friedensstadt GmbH
------------------------------------------------------------------------------------------------------------------------------------
          Warmeversorgungs-           Membership     50.10       N / A        N / A       N / A           2,590,192       2,282,736
          gesellschaft Konigs          interest
          Wusterhausen mbH
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
E.ON Sales & Trading
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Energie 8.             Membership     100.00      N / A        N / A       N / A              50,000          44,065
          Beteiligungsgesellschaft     interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          Pfleiderer                  Membership     78.80       N / A        N / A       N / A              19,122          16,852
          Energietechnik               interest
          Verwaltungs-GmbH
------------------------------------------------------------------------------------------------------------------------------------
          PfE Pruf.Gesellsch. F.      Membership     14.28       N / A        N / A       N / A             174,386         153,686
          Energievers. mbH             interest
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
E.ON Wasserkraft GmbH
------------------------------------------------------------------------------------------------------------------------------------
          VAW-IW                     Partnership     15.00       N / A        N / A       N / A               7,670           6,760
          Unterstutzungskasse          interest
------------------------------------------------------------------------------------------------------------------------------------
          OBK                        Common stock    50.00       N / A        N / A       N / A          71,141,810      62,697,277
          Osterreichisch-Bayerische
          Kraftwerke AG, Simbach
------------------------------------------------------------------------------------------------------------------------------------
          strotog GmbH                Membership     50.00       N / A        N / A       N / A              63,911          56,325
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Grenzkraftwerke GmbH        Membership     50.00       N / A        N / A       N / A              25,000          22,033
                                       interest
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
AVACON Beteiligungsgesellschaft mbH
------------------------------------------------------------------------------------------------------------------------------------
          AVACON AG                  Common stock    53.42       N / A        N / A       N / A         245,995,125     216,795,504
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
E.ON Bayern AG
------------------------------------------------------------------------------------------------------------------------------------
          AI Industriebesitz und     Partnership     49.90       N / A        N / A       N / A         132,121,278     116,438,482
          Beteiligungen                interest
          Isar-Amperwerke AG & Co.
          oHG
------------------------------------------------------------------------------------------------------------------------------------


                                 30 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
          Bayernwerk Wasserkraft     Partnership     27.62       N / A        N / A       N / A                   0               0
          Stromhandels GbR             interest
------------------------------------------------------------------------------------------------------------------------------------
          BEW Bayreuther Energie-     Membership     24.90       N / A        N / A       N / A           9,120,905       8,038,254
          und                          interest
          Wasserversorgungs-GmbH
------------------------------------------------------------------------------------------------------------------------------------
          BHG Biomasse                Membership     30.00       N / A        N / A       N / A             130,380         114,904
          Heizwerk-Weisendorf GmbH     interest
------------------------------------------------------------------------------------------------------------------------------------
          BHO Biomasse Heizanlage     Membership     40.70       N / A        N / A       N / A             122,710         108,144
          Obernsees GmbH               interest
------------------------------------------------------------------------------------------------------------------------------------
          BHP Biomasse Heizwerk       Membership     46.50       N / A        N / A       N / A             102,258          90,120
          Pegnitz GmbH                 interest
------------------------------------------------------------------------------------------------------------------------------------
          BI Industriebesitz und     Partnership     39.51       N / A        N / A       N / A         146,455,220     129,070,985
          Beteiligungen Bayernwerk     interest
          AG & Co. OHG
------------------------------------------------------------------------------------------------------------------------------------
          BIM Immobilien Franken     Partnership     100.00      N / A        N / A       N / A           3,425,291       3,018,709
          GmbH & Co. KG                interest
------------------------------------------------------------------------------------------------------------------------------------
          BIM OBAG                   Partnership     100.00      N / A        N / A       N / A          12,112,383      10,674,643
          Immobilienverwaltungs        interest
          GmbH & CO KG
------------------------------------------------------------------------------------------------------------------------------------
          Bioheizwerk Rotz GmbH       Membership     25.00       N / A        N / A       N / A               6,500           5,728
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          BioPower Gesellschaft      Partnership     10.00       N / A        N / A       N / A               5,000           4,407
          fur Energieerzeugung aus     interest
          Biomasse Bernau mbH &
          Co. KG
------------------------------------------------------------------------------------------------------------------------------------
          Blockheizkraftwerk          Membership     100.00      N / A        N / A       N / A           5,772,637       5,087,425
          Hammelburg GmbH              interest
------------------------------------------------------------------------------------------------------------------------------------
          Blockheizkraftwerk          Membership     100.00      N / A        N / A       N / A             226,154         199,310
          Marktheidenfeld GmbH         interest
------------------------------------------------------------------------------------------------------------------------------------
          BTB-Bayreuther              Membership     33.30       N / A        N / A       N / A           1,533,876       1,351,805
          Thermalbad GmbH              interest
------------------------------------------------------------------------------------------------------------------------------------
          BWG Biomasse Heizwerk       Membership     41.70       N / A        N / A       N / A             102,258          90,120
          Walsdorf GmbH                interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Netz GmbH              Membership     32.50       N / A        N / A       N / A         147,248,481     129,770,086
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          E.ON Wasserkraft GmbH      Common stock    27.62       N / A        N / A       N / A          54,779,500      48,277,173
------------------------------------------------------------------------------------------------------------------------------------
          EFR Europaische             Membership     39.90       N / A        N / A       N / A             690,662         608,680
          Funk-Rundsteuerung GmbH      interest
------------------------------------------------------------------------------------------------------------------------------------
          EN projekt s.r.o.           Membership     50.00       N / A        N / A       N / A              35,202          31,024
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Enaco Energieanlagen-       Membership     100.00      N / A        N / A       N / A          10,507,101       9,259,908
          und                          interest
          Kommunikationstechnik
          GmbH
------------------------------------------------------------------------------------------------------------------------------------
          ENERGETIKA INVEST s.r.o.    Membership     40.00       N / A        N / A       N / A           2,223,097       1,959,215
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Energieversorgung           Membership     50.00       N / A        N / A       N / A           4,003,606       3,528,378
          Buching-Trauchgau GmbH       interest
------------------------------------------------------------------------------------------------------------------------------------


                                 31 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
          Energieversorgung           Membership     100.00      N / A        N / A       N / A              51,129          45,060
          Gemunden GmbH                interest
------------------------------------------------------------------------------------------------------------------------------------
          Energieversorgung           Membership     12.00       N / A        N / A       N / A             901,101         794,140
          Lohr-Karlstadt und           interest
          Umgebung GmbH
------------------------------------------------------------------------------------------------------------------------------------
          Energoreal s.r.o.           Membership     24.00       N / A        N / A       N / A              63,723          56,159
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Energozdroj, s.r.o.         Membership     50.00       N / A        N / A       N / A               1,532           1,350
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          ENSECO GmbH                 Membership     83.40       N / A        N / A       N / A           3,558,203       3,135,844
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Erdgas Niederbayern GmbH    Membership     50.00       N / A        N / A       N / A           1,550,000       1,366,015
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Erdgas Sudbayern GmbH       Membership     25.00       N / A        N / A       N / A          12,091,998      10,656,678
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          ETO Entsorgungstechnik      Membership     100.00      N / A        N / A       N / A             818,067         720,962
          Oberfranken GmbH             interest
------------------------------------------------------------------------------------------------------------------------------------
          EV-Buching-Trauchgau        Membership     50.00       N / A        N / A       N / A             427,676         376,911
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          EVA Energieversorgung       Membership     69.50       N / A        N / A       N / A           4,003,606       3,528,378
          Alzenau GmbH                 interest
------------------------------------------------------------------------------------------------------------------------------------
          EZV Energie- und Service    Membership     28.90       N / A        N / A       N / A             408,825         360,297
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          Ferngas Nordbayern GmbH     Membership     16.90       N / A        N / A       N / A          37,347,446      32,914,304
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Fernwarmeversorgung         Membership     50.00       N / A        N / A       N / A             127,823         112,650
          Freising GmbH                interest
------------------------------------------------------------------------------------------------------------------------------------
          Finsterwalder               Membership     10.00       N / A        N / A       N / A               2,556           2,253
          Umwelttechnik                interest
          Beteiligungs GmbH
------------------------------------------------------------------------------------------------------------------------------------
          Frankengas GmbH             Membership     10.00       N / A        N / A       N / A           4,950,894       4,363,223
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Frankische                  Membership     65.00       N / A        N / A       N / A          11,747,774      10,353,313
          Gas-Lieferungs-Gesellschaft  interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          Gasversorgung               Membership     24.50       N / A        N / A       N / A             456,103         401,964
          Neubrandenburg GmbH          interest
------------------------------------------------------------------------------------------------------------------------------------
          Gasversorgung Ostbayern     Membership     65.00       N / A        N / A       N / A          13,486,436      11,885,596
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          Gasversorgung               Membership     19.38       N / A        N / A       N / A           1,097,760         967,456
          Unterfranken GmbH            interest
------------------------------------------------------------------------------------------------------------------------------------
          Gasversorgung               Membership     19.00       N / A        N / A       N / A              95,000          83,724
          Waldbuttelbrunn GmbH         interest
------------------------------------------------------------------------------------------------------------------------------------
          Gasversorgung Wunsiedel     Membership     50.00       N / A        N / A       N / A             255,646         225,301
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------


                                 32 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
          GEDOS-Ges. der              Membership     36.75       N / A        N / A       N / A          13,486,436      11,885,596
          Energiewirtschaft fur        interest
          Daten- &
          Organisationsservice mbH
------------------------------------------------------------------------------------------------------------------------------------
          Gemeinschafts-              Membership     35.00       N / A        N / A       N / A              17,895          15,771
          kernkraftwerk Isar 2 GmbH    interest
------------------------------------------------------------------------------------------------------------------------------------
          Geothermie-                 Membership     12.00       N / A        N / A       N / A             169,200         149,116
          Fordergesellschaft           interest
          Simbach-Braunau mbH
------------------------------------------------------------------------------------------------------------------------------------
          Geothermie-                 Membership     20.00       N / A        N / A       N / A             341,716         301,154
          Warmegesellschaft            interest
          Braunau-Simbach mbH
------------------------------------------------------------------------------------------------------------------------------------
          GHD OBAG AG & Co. KG       Partnership     75.00       N / A        N / A       N / A           3,527,914       3,109,151
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          GZA Gesellschaft zur        Membership     25.00       N / A        N / A       N / A              12,782          11,265
          Zwischenlagerung             interest
          schwach- und
          mittelradioaktiver
          Abfalle mbH
------------------------------------------------------------------------------------------------------------------------------------
          HBB Heizkraftwerk           Membership     50.00       N / A        N / A       N / A              75,000          66,098
          Bauernfeind                  interest
          Betreibergesellschaft mbH
------------------------------------------------------------------------------------------------------------------------------------
          HEG Heizwerk Eltmann GmbH   Membership     74.00       N / A        N / A       N / A             189,178         166,723
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Heizkraftwerk Wurzburg      Membership     24.90       N / A        N / A       N / A          11,867,258      10,458,614
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          Heizwerk Holzverwertungs-  Partnership     50.00       N / A        N / A       N / A             153,388         135,181
          genossenschaft Stiftland     interest
          eG & Co.
------------------------------------------------------------------------------------------------------------------------------------
          Herzo Media GmbH & Co. KG  Partnership     16.00       N / A        N / A       N / A             204,500         180,226
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Herzo Werke GmbH            Membership     19.90       N / A        N / A       N / A           1,478,628       1,303,115
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          HEW HofEnergie & Wasser     Membership     19.90       N / A        N / A       N / A           5,517,853       4,862,884
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          Hibernia Gamma              Membership     64.52       N / A        N / A       N / A         109,031,357      96,089,335
          Beteiligungsgesellschaft     interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          HI-Vermogensverwaltungs-    Membership     49.80       N / A        N / A       N / A         243,483,034     214,581,598
          gesellschaft mbH             interest
------------------------------------------------------------------------------------------------------------------------------------
          HMB Heizkraftwerk Meggle    Membership     50.00       N / A        N / A       N / A              51,129          45,060
          Betreibergesellschaft mbH    interest
------------------------------------------------------------------------------------------------------------------------------------
          IAW-Elektro-                Membership     100.00      N / A        N / A       N / A           1,496,936       1,319,250
          Anlagenbau GmbH              interest
------------------------------------------------------------------------------------------------------------------------------------
          infra furth gmbh            Membership     19.90       N / A        N / A       N / A          21,980,905      19,371,772
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Isam-Immobilien-GmbH        Membership     100.00      N / A        N / A       N / A          31,511,081      27,770,716
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Jihomoravska energetika    Common stock    18.70       N / A        N / A       N / A          55,252,519      48,694,045
          a.s. (JME)
------------------------------------------------------------------------------------------------------------------------------------


                                 33 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
          Josef Stanglmeier          Partnership     95.60       N / A        N / A       N / A           3,126,652       2,755,518
          Bauunternehmung GmbH &       interest
          Co. KG
------------------------------------------------------------------------------------------------------------------------------------
          Josef Stanglmeier-          Membership     100.00      N / A        N / A       N / A             530,074         467,154
          Beteiligungsgesellschaft     interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          Kraftwerk am Hollestein    Common stock    11.10       N / A        N / A       N / A              35,589          31,365
          AG
------------------------------------------------------------------------------------------------------------------------------------
          Kraftwerk Obernburg GmbH    Membership     50.00       N / A        N / A       N / A          10,225,838       9,012,031
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Kurgan Grundstucks-        Partnership     90.00       N / A        N / A       N / A             138,049         121,663
          Verwaltungsgesellschaft      interest
          mbH & Co. OHG
------------------------------------------------------------------------------------------------------------------------------------
          LIC Langmatz GmbH           Membership     90.50       N / A        N / A       N / A          11,369,019      10,019,516
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Lufthansa                   Membership     33.00       N / A        N / A       N / A                                   0
          Gebaudemanagement Bayern     interest
          GmbH
------------------------------------------------------------------------------------------------------------------------------------
          Mitteldeutsche             Common stock    11.90       N / A        N / A       N / A          30,616,799      26,982,585
          Energieversorgung Halle
          AG
------------------------------------------------------------------------------------------------------------------------------------
          Nurnberger Strasse 57       Partnership     100.00      N / A        N / A       N / A            195,387         172,195
          Grundstucks GmbH &           interest
          Co.KG
------------------------------------------------------------------------------------------------------------------------------------
          Nurnberger Strasse 57       Membership     100.00      N / A        N / A       N / A              25,565          22,530
          Grundstucks-                 interest
          Verwaltungs-GmbH
------------------------------------------------------------------------------------------------------------------------------------
          Objektverwaltungs-          Membership     12.08       N / A        N / A       N / A              68,134          60,046
          gesellschaft                 interest
          Dampfkraftwerk Bernburg
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          Ostbayerische               Membership     100.00      N / A        N / A       N / A              25,565          22,530
          Energieanlagen GmbH          interest
------------------------------------------------------------------------------------------------------------------------------------
          Ostmecklenburgische        Partnership     50.00       N / A        N / A       N / A                   0               0
          Gasversorgung                interest
          Neubrandenburg GbR
------------------------------------------------------------------------------------------------------------------------------------
          Ostmecklenburgische         Membership     50.00       N / A        N / A       N / A           6,673,992       5,881,789
          Gasversorgung                interest
          Neubrandenburg GmbH
------------------------------------------------------------------------------------------------------------------------------------
          Peissenberger               Membership     50.00       N / A        N / A       N / A           2,106,161       1,856,160
          Kraftwerksgesellschaft       interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          Plzenska Teplarenska a.s.  Common stock    15.70       N / A        N / A       N / A           4,813,899       4,242,489
------------------------------------------------------------------------------------------------------------------------------------
          RDE Regionale              Partnership     100.00      N / A        N / A       N / A               5,000           4,407
          Dinstleistungen Energie      interest
          GmbH & Co. KG
------------------------------------------------------------------------------------------------------------------------------------
          RDE Verwaltungs-GmbH        Membership     100.00      N / A        N / A       N / A              25,000          22,033
                                       interest
------------------------------------------------------------------------------------------------------------------------------------


                                 34 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
          REGAS GmbH & Co KG i.G.    Partnership     50.00       N / A        N / A       N / A             940,244         828,637
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          REGAS Verwaltungs-GmbH     Partnership     50.00       N / A        N / A       N / A              25,000          22,033
          i.G.                         interest
------------------------------------------------------------------------------------------------------------------------------------
          Regensburger Energie-      Common stock    35.50       N / A        N / A       N / A             140,605         123,915
          und Wasserversorgung AG
------------------------------------------------------------------------------------------------------------------------------------
          Regnitzstromverwertung AG  Common stock    33.30       N / A        N / A       N / A              65,099          57,372
------------------------------------------------------------------------------------------------------------------------------------
          REWAG Regensburger         Partnership     35.48       N / A        N / A       N / A          19,011,021      16,754,413
          Energie- und                 interest
          Wasserversorgung AG & Co
          KG
------------------------------------------------------------------------------------------------------------------------------------
          R-Kom Regensburger         Partnership     20.00       N / A        N / A       N / A           1,022,584         901,203
          Telekommunikations           interest
          gesellschaft mbH & Co KG
------------------------------------------------------------------------------------------------------------------------------------
          R-KOM Regensburger          Membership     20.00       N / A        N / A       N / A              10,226           9,012
          Telekommunikations           interest
          verwaltungsgesellschaft
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          Sko Energo Fin sro.         Membership     42.50       N / A        N / A       N / A           5,457,034       4,809,284
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Sko Energo sro.             Membership     21.00       N / A        N / A       N / A              58,088          51,193
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Stadtwerke Bamberg          Membership     10.00       N / A        N / A       N / A           3,118,318       2,748,174
          Energie- und                 interest
          Wasserversorgungs GmbH
------------------------------------------------------------------------------------------------------------------------------------
          Stadtwerke Bogen GmbH,      Membership     41.00       N / A        N / A       N / A           3,476,784       3,064,090
          Bogen                        interest
------------------------------------------------------------------------------------------------------------------------------------
          Stadtwerke Ebermannstadt    Membership     25.00       N / A        N / A       N / A           1,059,492         933,730
          Versorgungsbetriebe          interest
          GmbH, Ebermannstadt
------------------------------------------------------------------------------------------------------------------------------------
          Stadtwerke Eggenfelden      Membership     49.00       N / A        N / A       N / A           1,546,126       1,362,601
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          Stadtwerke Vilshofen        Membership     41.00       N / A        N / A       N / A           8,445,238       7,442,788
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Stadtwerke Wertheim GmbH    Membership     25.10       N / A        N / A       N / A           5,754,297       5,071,262
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Stadtwerke Wurzburg GmbH    Membership     12.58       N / A        N / A       N / A           4,245,256       3,741,344
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Stromversorgung             Membership     100.00      N / A        N / A       N / A          13,150,066      11,589,153
          Ruhpolding GmbH              interest
------------------------------------------------------------------------------------------------------------------------------------
          Sudwasser GmbH              Membership     50.00       N / A        N / A       N / A             500,000         440,650
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Sudwestdeutsche             Membership     13.51       N / A        N / A       N / A             996,538         878,249
          Nuklear-Entsorgungs-         interest
          Gesellschaft mbH
------------------------------------------------------------------------------------------------------------------------------------
          SULPUR Grundstucks-        Partnership     89.42       N / A        N / A       N / A           9,669,322       8,521,573
          Vermietungsgesellschaft      interest
          mbH & Co. Objekt Erfurt
          KG
------------------------------------------------------------------------------------------------------------------------------------


                                 35 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
          SULPUR Grundstucks-        Partnership     50.00       N / A        N / A       N / A           5,008,759       4,414,219
          Vermietungsgesellschaft      interest
          mbH & Co. Objekt
          Heizkraftwerk Jena-Sud
          OHG
------------------------------------------------------------------------------------------------------------------------------------
          SVH Stromversorgung Haar    Membership     50.00       N / A        N / A       N / A             510,000         449,463
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          SVI Stromversorgung         Membership     49.00       N / A        N / A       N / A             122,500         107,959
          Ismaning GmbH                interest
------------------------------------------------------------------------------------------------------------------------------------
          SWN Stadtwerke Neustadt     Membership     25.10       N / A        N / A       N / A           1,885,644       1,661,818
          GmbH                         interest
------------------------------------------------------------------------------------------------------------------------------------
          SWR Energie GmbH            Membership     10.90       N / A        N / A       N / A           1,243,963       1,096,305
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Teplarna Kyjov A.S.        Common stock    47.21       N / A        N / A       N / A           3,574,072       3,149,830
------------------------------------------------------------------------------------------------------------------------------------
          UE Uberlandwerk            Partnership     21.10       N / A        N / A       N / A             259,794         228,956
          Erding GmbH & Co. KG         interest
------------------------------------------------------------------------------------------------------------------------------------
          UE Uberlandwerk             Membership     21.10       N / A        N / A       N / A               5,369           4,732
          Erding Verwaltungsges.       interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          UET GmbH                    Membership     25.00       N / A        N / A       N / A             383,807         338,249
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Urstrom GmbH                Membership     27.50       N / A        N / A       N / A               7,000           6,169
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          UWU Mediendienste GmbH      Membership     100.00      N / A        N / A       N / A             255,646         225,301
                                       interest
------------------------------------------------------------------------------------------------------------------------------------
          Vereinigung der            Partnership     50.00       N / A        N / A       N / A                   0               0
          Gesellschafter der           interest
          Erdgas Niederbayern GmbH
          GbR
------------------------------------------------------------------------------------------------------------------------------------
          Vereinigung der            Partnership     65.00       N / A        N / A       N / A                   0               0
          Gesellschafter der           interest
          Gasversorgung Ostbayern
          GmbH GbR
------------------------------------------------------------------------------------------------------------------------------------
          Versorgungsbetreib          Membership     49.05       N / A        N / A       N / A             956,508         842,971
          Waldbuttelbrunn GmbH         interest
------------------------------------------------------------------------------------------------------------------------------------
          VGM                         Membership     90.00       N / A        N / A       N / A             483,171         425,819
          Versorgungsgesellschaft      interest
          Marktredwitz mbH
------------------------------------------------------------------------------------------------------------------------------------
          VI-Industrie-               Membership     49.90       N / A        N / A       N / A         290,362,093     255,896,113
          Beteiligungsgesellschaft     interest
          mbH
------------------------------------------------------------------------------------------------------------------------------------
          Wasserwirtschafts- und      Membership     49.00       N / A        N / A       N / A              24,500          21,592
          Betriebsgesellschaft         interest
          Grafenwohr mbh;
------------------------------------------------------------------------------------------------------------------------------------
          Weissmainkraftwerk         Common stock    93.27       N / A        N / A       N / A             218,105         192,216
          Rohrenhof AG
------------------------------------------------------------------------------------------------------------------------------------


                                 36 of 56 pages



------------------------------------------------------------------------------------------------------------------------------------
          WSG                         Membership     100.00      N / A        N / A       N / A             511,685         450,948
          Warmeversorgung              interest
          Sudbayern GmbH
------------------------------------------------------------------------------------------------------------------------------------
          WVM                         Membership     20.00       N / A        N / A       N / A              25,565          22,530
          Warmeversorgung Massbach     interest
          GmbH
------------------------------------------------------------------------------------------------------------------------------------
          EURO - USD Exchange Rate          0.8813
------------------------------------------------------------------------------------------------------------------------------------


                                 37 of 56 pages

                     ITEM 10: INVESTMENTS IN OTHER COMPANIES

     In response to Item 10, the Registrants have provided information with regard to their portfolio investments as required by the Commission's June 14, 2002 order (Holding Co. Act Release No. 27539), authorizing E.ON to maintain equity investments to fund pension liabilities and nuclear plant decommissioning.

     Confidential treatment requested by E.ON AG.


                                 38 of 56 pages

                    ITEM 11: INDEBTEDNESS OF SYSTEM COMPANIES

     The response to Item 11 is limited to the Reporting Companies. In addition, trade accounts payable are excluded and indebtedness is included only where aggregate debt owed by any company to any one person exceeds 5% of the total of the debit accounts shown on the balance sheet of the debtor.

                  ITEM 11(a): Debts Owed To Associate Companies

-----------------------------------------------------------------------------------------------------------------------------------
         (A)                        (B)                          (C)                 (D)                (E)               (F)
-----------------------------------------------------------------------------------------------------------------------------------
Debitor               Creditor                                Amount as of 12/31/2001           Interest Rate       Maturity Date
-----------------------------------------------------------------------------------------------------------------------------------
                                                              EUR                   US $*
-----------------------------------------------------------------------------------------------------------------------------------
                                                          * Amount in US $ is calculated with
                                                          the reference rate of the ECB as of
                                                               12/28/2001 (0.88130/(euro))
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            EON AG                                   51,129,188          45,060,153     4.84500%          01/29/2003
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            EON AG                                   51,129,188          45,060,153     4.57250%          02/05/2002
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            EON AG                                   50,000,000          44,065,000     4.74000%          03/14/2003
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            EON AG                                   35,000,000          30,845,500     3.99500%          06/14/2002
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            EON AG                                   50,000,000          44,065,000     4.62550%          03/06/2002
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            EON AG                                   50,000,000          44,065,000     3.26660%          11/04/2002
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            EON AG                                  127,822,970         112,650,384     5.25000%          12/23/2002
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            EON AG                                  102,258,376          90,120,307     5.98000%          10/01/2007
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            EON AG                                   51,129,188          45,060,153     6.00000%          08/01/2007
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            Aral AG                                      39,618              34,915     0.00000%
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            Viterra Wohnen AG                        17,731,667          15,626,918     3.63000%          on demand
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            Viterra Wohnungsges. I mbH               72,368,822          63,778,643     3.63000%          on demand
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            Viterra Wohnungsges. II mbH              33,891,249          29,868,358     3.63000%          on demand
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            Wohnungsgesellschaft Huls mbH             5,142,078           4,531,713     3.63000%          on demand
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            Contega Bautechnik GmbH                   1,952,438           1,720,684     3.63000%          on demand
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            Viterra Wohnungsgesellschaft             15,951,223          14,057,812     3.63000%          on demand
                      II
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            Grundstucksverwaltungsges.                2,222,311           1,958,523     3.63000%          on demand
                      Lennestr. A3 mbH
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            Viterra Logistikimmobilien                4,992,819           4,400,171     3.63000%          on demand
                      GmbH & Co. KG
-----------------------------------------------------------------------------------------------------------------------------------
Viterra AG            Viterra Energy Services GmbH &          127,808,901         112,637,985     3.63000%          on demand
                      Co. KG
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        E.ON Engineering GmbH                    25,564,594          22,530,077     5.50000%          01/01/2009
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        E.ON Wasserkraft GmbH                     2,045,168           1,802,406     3.42000%          04/05/2004
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Braunschweigische                        12,782,297          11,265,038     4.92000%          04/18/2003
                      Kohlen-Bergwerke AG
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Braunschweigische                        12,782,297          11,265,038     5.41000%          06/09/2005
                      Kohlen-Bergwerke AG
-----------------------------------------------------------------------------------------------------------------------------------


                                 39 of 56 pages


-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        MFG                                      29,064,274          25,614,344     3.00000%          09/30/2002
                      Flughafen-Grundstucks-
                      verwaltungsgesellschaft
                      mbH & Co. Gamma oHG
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Avacon AG                                51,100,000          45,034,430     3.33000%          01/07/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Avacon AG                                36,130,000          31,841,369     3.30000%          01/11/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        BI Industriebesitz und                  428,440,000         377,584,172     3.31000%          01/28/2002
                      Beteiligungen Bayernwerk AG &
                      Co. OHG
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        BI Industriebesitz und                    6,282,642           5,536,893     3.35000%          01/28/2002
                      Beteiligungen Bayernwerk AG &
                      Co. OHG
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Braunschweigische                         5,000,000           4,406,500     3.49000%          03/28/2002
                      Kohlen-Bergwerke AG
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Braunschweigische                         5,000,000           4,406,500     3.28000%          02/18/2002
                      Kohlen-Bergwerke AG
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Braunschweigische                         5,000,000           4,406,500     3.36000%          02/04/2002
                      Kohlen-Bergwerke AG
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Braunschweigische                        10,000,000           8,813,000     3.54000%          01/23/2002
                      Kohlen-Bergwerke AG
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        EON Benelux                              22,500,000          19,829,250     3.39000%          01/04/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        EON Wasserkraft                         115,000,000         101,349,500     4.43000%          06/21/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        EON Wasserkraft                         200,000,000         176,260,000     4.44000%          07/15/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        PESAG AG                                  2,300,000           2,026,990     3.34000%          01/21/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        PESAG AG                                  3,700,000           3,260,810     3.40000%          01/21/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        PESAG AG                                 15,700,000          13,836,410     3.35000%          01/21/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        PESAG AG                                  1,000,000             881,300     3.60000%          01/09/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        PESAG AG                                  3,000,000           2,643,900     3.50000%          01/14/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Rhein-Main-Donau AG                      12,000,000          10,575,600     3.50000%          01/30/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Rhein-Main-Donau AG                      14,000,000          12,338,200     3.29000%          03/21/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Rhein-Main-Donau AG                       5,000,000           4,406,500     3.30000%          02/25/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Schleswag AG                             10,000,000           8,813,000     3.28000%          01/03/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Schleswag AG                             10,000,000           8,813,000     3.25000%          01/04/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Schleswag AG                             10,000,000           8,813,000     3.28000%          01/03/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Schleswag AG                             15,000,000          13,219,500     3.25000%          01/14/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Schleswag AG                             15,000,000          13,219,500     3.28000%          01/09/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Schleswag AG                             10,000,000           8,813,000     3.45000%          01/17/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Schleswag AG                             10,000,000           8,813,000     3.50000%          01/14/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Internal account EON Kernkraft       10,586,100,000       9,329,529,930     3.36000%          on demand
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Internal account EON                    309,700,000         272,938,610     3.36000%          on demand
                      Wasserkraft
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Internal account EON Netz               507,200,000         446,995,360     3.36000%          on demand
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Internal account Bayernwerke            499,700,000         440,385,610     3.36000%          on demand
                      GmbH
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Internal account EON Vertrieb           486,600,000         428,840,580     3.36000%          on demand
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Internal account EON Kraftwerke         474,000,000         417,736,200     3.36000%          on demand
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Internal account EON Bayern             396,600,000         349,523,580     3.36000%          on demand
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Internal account Schleswag              127,300,000         112,189,490     3.36000%          on demand
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Internal account EON                    153,400,000         135,191,420     3.36000%          on demand
                      Sales&Trading
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Internal account E.dis                  127,300,000         112,189,490     3.36000%          on demand
-----------------------------------------------------------------------------------------------------------------------------------


                                 40 of 56 pages



-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        Internal account Gelsenwasser            83,500,000          73,588,550     3.36000%          on demand
-----------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG        other internal accounts                 336,038,728         296,150,931     3.36000%          on demand
-----------------------------------------------------------------------------------------------------------------------------------
EON Scandinavia       EON Energie AG                           25,564,594          22,530,077     4.90000%          08/19/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON Scandinavia       EON Energie AG                            9,159,378           8,072,160     3.46800%          04/06/2010
-----------------------------------------------------------------------------------------------------------------------------------
EON Scandinavia       EON Energie AG                           10,389,987           9,156,696     3.46800%          04/06/2010
-----------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH   EON AG v.30.06.1994                       2,556,459           2,253,008     6.75000%          06/03/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH   EON AG v.30.06.1994                      51,129,188          45,060,153     3.52000%          08/01/2003
-----------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH   EON AG v.30.06.1994                      40,392,057          35,597,519     6.42000%          11/05/2003
-----------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH   EON AG v.22.01.1997                      23,008,135          20,277,069     4.99000%          01/23/2003
-----------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH   EON AG v.13.12.1996                      30,677,513          27,036,092     5.13000%          01/02/2002
-----------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH   EON AG v.29.02.1996                       2,558,459           2,254,770     5.56000%          09/30/2005
-----------------------------------------------------------------------------------------------------------------------------------
E.ON Kernkraft GmbH   Kernkraftwerk Brokdorf GmbH           1,141,254,018       1,005,787,166     3.36000%          on demand
-----------------------------------------------------------------------------------------------------------------------------------
E.ON Kernkraft GmbH   Kernkraftwerk Stade GmbH                620,590,881         546,926,743     3.36000%          on demand
-----------------------------------------------------------------------------------------------------------------------------------
E.ON Kernkraft GmbH   Norddt. Gesellschaft zur                 34,933,061          30,786,507     3.36000%          on demand
                      Beratung und Durchfuhrung von
                      Entsorgungsaufgaben bei
                      Kernkraftwerken mbH
-----------------------------------------------------------------------------------------------------------------------------------
VEBA Telecom          E.ON AG                                  11,150,811           9,827,210    RMIG + 6bp         on demand
Management GmbH
-----------------------------------------------------------------------------------------------------------------------------------
AV  Packaging         E.ON AG                                 150,000,000         132,195,000     12.50000%         09/01/2003
-----------------------------------------------------------------------------------------------------------------------------------
E.ON International    E.ON AG                                   9,147,978           8,062,113    RMIG + 6bp         on demand
Finance B.V.
-----------------------------------------------------------------------------------------------------------------------------------
NFK Finanzcontor      NFK Finanzcontor                             50,000              44,065       4.20%           12/31/2002
GmbH & Co KG          Beteiligungs-GmbH
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  E.ON Vermogensanlage GmbH                44,000,000          38,777,200      3.34363          01/31/2002
Aktiengesellschaft    28.11.2001
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  E.ON Energie Vermogensanlage            460,000,000         405,398,000      3.33000          02/04/2002
Aktiengesellschaft    GbR 03.12.2001
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  Raab Karcher Electronics                  7,740,211           6,821,448      3.98750          01/14/2002
Aktiengesellschaft    Systems PLC 13.12.2001
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  VR Telecommunications Holding           631,612,875         556,640,427      3.28750          03/14/2002
Aktiengesellschaft    GmbH 13.12.2001
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  VR Telecommunications GmbH &                562,420             495,661      3.32000          02/18/2002
Aktiengesellschaft    Co. 17.12.2001
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  VEBA Electronics (U.K.) PLC              40,390,870          35,596,474      3.36000          01/21/2002
Aktiengesellschaft    19.12.2001
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  VEBA Electronics (U.K.) PLC             250,481,110         220,749,002      4.02000          01/21/2002
Aktiengesellschaft    21.12.2001
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  NFK Finanzcontor 27.12.2001           1,752,303,752       1,544,305,296      3.60000          01/08/2002
Aktiengesellschaft
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  FIDELIA Corp. 27.12.2001                 62,407,807          55,000,000      2.17000          01/03/2002
Aktiengesellschaft
-----------------------------------------------------------------------------------------------------------------------------------
E.ON North America    E.ON Aktiengesellschaft                   6,808,124           6,000,000      6.13000          01/31/2003
Inc.                  27.02.1998
-----------------------------------------------------------------------------------------------------------------------------------
E.ON North America    Markische Energieversorgung              15,338,756          13,518,046      3.86000          06/28/2002
Inc.                  Aktiengesells 29.09.1998
-----------------------------------------------------------------------------------------------------------------------------------
E.ON North America    Energieversorgung                        10,225,838           9,012,031      4.28000          08/13/2002
Inc.                  Muritz-Oderhaff Aktieng
                      13.08.1998
-----------------------------------------------------------------------------------------------------------------------------------
E.ON North America    e.dis Aktiengesellschaft                 31,188,805          27,486,694      4.60000          11/17/2003
Inc.                  12.11.1999
-----------------------------------------------------------------------------------------------------------------------------------
E.ON North America    e.dis Aktiengesellschaft                  9,714,546           8,561,429      4.37000          10/18/2002
Inc.                  12.11.1999
-----------------------------------------------------------------------------------------------------------------------------------
E.ON North America    e.dis Aktiengesellschaft                 10,225,838           9,012,031      4.77000          03/28/2002
Inc.                  29.03.2000
-----------------------------------------------------------------------------------------------------------------------------------
E.ON UK Verwaltungs   E.ON Aktiengesellschaft               1,594,901,276       1,405,586,494      0.00000          03/28/2002
GmbH                  11.12.2001
-----------------------------------------------------------------------------------------------------------------------------------


                                 41 of 56 pages



-----------------------------------------------------------------------------------------------------------------------------------
E.ON UK PLC           NFK Finanzcontor 05.12.2001             164,338,537         144,831,553      0.00000          12/06/2006
-----------------------------------------------------------------------------------------------------------------------------------
E.ON UK PLC           NFK Finanzcontor 06.12.2001             246,507,806         217,247,329      0.00000          12/07/2006
-----------------------------------------------------------------------------------------------------------------------------------
E.ON UK PLC           NFK Finanzcontor 06.12.2001             164,338,537         144,831,553      5.63250          12/11/2006
-----------------------------------------------------------------------------------------------------------------------------------
E.ON UK PLC           NFK Finanzcontor 10.12.2001             164,338,537         144,831,553      5.73800          12/12/2006
-----------------------------------------------------------------------------------------------------------------------------------
E.ON UK PLC           NFK Finanzcontor 12.12.2001             246,507,806         217,247,329      0.00000          12/18/2006
-----------------------------------------------------------------------------------------------------------------------------------
E.ON UK PLC           NFK Finanzcontor 17.12.2001             164,338,537         144,831,553      5.85500          12/19/2008
-----------------------------------------------------------------------------------------------------------------------------------
E.ON UK PLC           NFK Finanzcontor 12.12.2001             164,338,537         144,831,553      5.67250          12/13/2006
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  E.ON Energie AG EUR-Account             846,954,804         746,421,269    RMIG - 3 bp        on demand
Aktiengesellschaft
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  E.ON Risk Consulting                     18,185,000          16,026,441    RMIG - 6 bp        on demand
Aktiengesellschaft    EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  E.ON Risk Consulting                      1,932,373           1,703,000  LIB01W-USD - 6 bp    on demand
Aktiengesellschaft    USD-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  Viterra AG EUR-Account                   20,863,215          18,386,752    RMIG - 6 bp        on demand
Aktiengesellschaft
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  VEBA OEL AG USD-Account                  11,121,071           9,801,000  LIB01W-USD - 6 bp    on demand
Aktiengesellschaft
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  E.ON Telecom GmbH EUR-Account           324,117,284         285,644,562    RMIG - 6 bp        on demand
Aktiengesellschaft
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  E.ON Vermogensanlage GmbH                   428,000             377,196    RMIG - 6 bp        on demand
Aktiengesellschaft    EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  Chemie-Verwaltungs-AG                    57,947,000          51,068,691    RMIG - 6 bp        on demand
Aktiengesellschaft    EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  Hamburger Hof                               889,000             783,476    RMIG - 6 bp        on demand
Aktiengesellschaft    Versicherungs-Aktiengesell
                      EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  Gunter Lubsen EUR-Account                   506,000             445,938    RMIG - 6 bp        on demand
Aktiengesellschaft
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  Junge & Co.                               2,716,000           2,393,611    RMIG - 6 bp        on demand
Aktiengesellschaft    Versicherungsmakler GmbH
                      EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  Junge & Co.                               3,562,918           3,140,000  LIB01W-USD - 6 bp    on demand
Aktiengesellschaft    Versicherungsmakler GmbH
                      USD-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  VR Telecommunications GmbH &                 20,000              17,626    RMIG - 6 bp        on demand
Aktiengesellschaft    Co. EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  VEBA Electronics Beteiligungs            21,885,000          19,287,251    RMIG - 6 bp        on demand
Aktiengesellschaft    GmbH EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  VEBA Telecom Verwaltungs-GmbH                23,000              20,270    RMIG - 6 bp        on demand
Aktiengesellschaft    EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  VEBA Electronics GmbH                    63,483,000          55,947,568    RMIG - 6 bp        on demand
Aktiengesellschaft    EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  VBB                                     210,455,000         185,473,992    RMIG - 6 bp        on demand
Aktiengesellschaft    VIAG-Bayernwerk-
                      Beteiligungsgesellsc
                      EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  VIAG Telecom Beteiligungs GmbH          411,720,619         362,849,382    RMIG - 6 bp        on demand
Aktiengesellschaft    EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  EBV Verwaltungs GmbH                     61,386,000          54,099,482    RMIG - 3 bp        on demand
Aktiengesellschaft    EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  Aviga Aktiengesellschaft                288,543,000         254,292,946    RMIG - 6 bp        on demand
Aktiengesellschaft    EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  Stinnes Vermogensverwaltung             195,383,124         172,191,147    RMIG - 6 bp        on demand
Aktiengesellschaft    GmbH EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  ERKA                                      5,616,000           4,949,381    RMIG - 6 bp        on demand
Aktiengesellschaft    Vermogensverwaltungsgesellschaft
                      mb EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  Projektgemeinschaft                         879,000             774,663    RMIG - 6 bp        on demand
Aktiengesellschaft    Humboldtpark Munchen
                      EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------


                                 42 of 56 pages



-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  E.ON Venture Partners GmbH                  898,513             791,860    RMIG - 6 bp        on demand
Aktiengesellschaft    EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  VIAG Telecom AG EUR-Account               6,311,000           5,561,884    RMIG - 6 bp        on demand
Aktiengesellschaft
-----------------------------------------------------------------------------------------------------------------------------------
E.ON                  AV Packaging ex. VICA Connect            12,586,556          11,092,531   average money       on demand
Aktiengesellschaft    Beteiligun EUR-Account                                                   market interest
                                                                                                    rate
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL         E.ON Aktiengesellschaft                  10,200,000           8,989,260    RMIG + 6 bp        on demand
FINANCE B.V.          EUR-Account
-----------------------------------------------------------------------------------------------------------------------------------
North America Inc.    VEBA Electronics LLC                     10,282,788           9,062,221                       on demand
                      USD-Account
-----------------------------------------------------------------------------------------------------------------------------------
VR                    VR Telecommunications                        30,081              26,510    RMIG + 6 bp        on demand
Telecommunication     International GmbH
Beteiligungs-
Verwaltungs GmbH &
Co. KG
-----------------------------------------------------------------------------------------------------------------------------------
VEBA Electronics GmbH E.ON AG                                 122,229,474         107,720,835       4.07%            monthly
                                                                                                                   prolongation
-----------------------------------------------------------------------------------------------------------------------------------


                                 43 of 56 pages

                                           ITEM 11(b): Debts Owed To Others

------------------------------------------------------------------------------------------------------------------------------------
            (A)                            (B)                      (C)               (D)               (E)              (F)
------------------------------------------------------------------------------------------------------------------------------------
      Name of Obligor                Title of Issue                   Amount Authorized              Amount Issued Less Retired
                                                                                                          as of 12/31/2001
------------------------------------------------------------------------------------------------------------------------------------
                                                                      EUR              US $*              EUR             US $*
------------------------------------------------------------------------------------------------------------------------------------
                                                                * Amount in US $ is calculated
                                                                with the reference rate of the
                                                              ECB as of 12/28/2001 (0.88130/(euro))
------------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG              Landesbank Baden Wurttemberg           126,698,128       111,659,060       126,698,128      111,659,060
                            v.08.03.1999
------------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG              Europaische Investitionsbank v.         38,346,891        33,795,115        38,346,891       33,795,115
                            19.11.1999
------------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG              Allianz v.                               6,135,503         5,407,218           409,034          360,481
                            27.09.1982
------------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG              Allianz v.                               6,646,794         5,857,820           490,840          432,577
                            27.09.1982
------------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG              Europaische Investitionsbank v.         35,790,432        31,542,107        35,790,432       31,542,107
                            19.11.1999
------------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG              Europaische Investitionsbank v.        175,862,677       154,987,777       175,862,677      154,987,777
                            02.12.1999
------------------------------------------------------------------------------------------------------------------------------------
EON ENERGIE AG              Others                                     354,102           312,070           354,102          312,070
                            (CCA-Amounts)
------------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH         Bayerische Landesbank KW                 2,760,976         2,433,248         1,380,488        1,216,624
                            Lippendorf  v.16.11.1995
------------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH         Bayerische Landesbank ERP KW            24,286,364        21,403,573        22,667,267       19,976,662
                            Lippendorf  v. 01.12.1995
------------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH         Bayerische Landesbank KW                 3,203,755         2,823,469           320,375          282,347
                            Schwandorf  v. 01.01.1998
------------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH         Bayerische Landesbank ERP KW             2,977,764         2,624,303         2,634,176        2,321,499
                            Franken  v.18.11.1998
------------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH         Bayerische Landesbank ERP KW             1,674,992         1,476,171         1,461,724        1,288,217
                            Zolling v. 19.11.1998
------------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH         Bayerische Landesbank ERP KW             1,276,185         1,124,701         1,276,185        1,124,701
                            Franken II  v.30.11.1998
------------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH         Bayerische Landesbank DtA  KW              717,854           632,645           717,854          632,645
                            Zolling v. 19.11.1998
------------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH         Bayerische Landesbank ERP KW             2,597,363         2,289,056         2,597,363        2,289,056
                            Lippendorf  v. 01.12.1995
------------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH         Others (Renten)                            446,007           393,066           464,122          409,030
------------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH         WestLB NRW-Gewassergute                    613,550           540,722           368,130          324,433
                            v.03.05.1995
------------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH         Landesbank Berlin DtA MHKW              11,504,067        10,138,535         6,471,038        5,702,925
                            Goppingen v. 27.08.1996
------------------------------------------------------------------------------------------------------------------------------------


                                 44 of 56 pages



-----------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH         BNP Paribas KfW MHKW Goppingen          15,338,756        13,518,046        13,534,197       11,927,688
                            v. 25.11.1996
------------------------------------------------------------------------------------------------------------------------------------
EON KRAFTWERKE GmbH         BNP Paribas KfW MHKW Goppingen           5,112,919         4,506,015         4,962,539        4,373,485
                            v. 05.06.1998
------------------------------------------------------------------------------------------------------------------------------------
E.ON BAYERN                 Bayerische Landesbank                    6,305,763         5,557,269         5,911,652        5,209,939
                            v.01.03.1999
------------------------------------------------------------------------------------------------------------------------------------
E.ON BAYERN                 DZ-Bank                                  7,081,393         6,240,831         7,081,393        6,240,831
                            v.08.03.2000
------------------------------------------------------------------------------------------------------------------------------------
E.ON Scandinavia AB         CCA Svenska Handelsbanken                  642,664           566,380           642,664          566,380
------------------------------------------------------------------------------------------------------------------------------------
E.ON Sales & Trading        CCA Deutsche                               241,345           212,697           241,345          212,697
                            Bank
------------------------------------------------------------------------------------------------------------------------------------
E.ON Wasserkraft GmbH       Lfa Landesbank fur                      10,225,838         9,012,031         1,575,339        1,388,346
                            Aufbaufinanzierung v. 04.04.1984
------------------------------------------------------------------------------------------------------------------------------------
E.ON Aktiengesellschaft     Dresdner Bank AG 21.12.2001             99,704,653        87,869,711        99,704,653       87,869,711
------------------------------------------------------------------------------------------------------------------------------------
E.ON Aktiengesellschaft     Barclays Bank 28.12.2001                50,000,000        44,065,000        50,000,000       44,065,000
------------------------------------------------------------------------------------------------------------------------------------
E.ON Aktiengesellschaft     Norddeutsche Landesbank                125,000,000       110,162,500       125,000,000      110,162,500
                            Girozentrale 28.12.2001
------------------------------------------------------------------------------------------------------------------------------------
E.ON Aktiengesellschaft     Commerzbank AG CAD-Account                   4,571             4,029             4,571            4,029
------------------------------------------------------------------------------------------------------------------------------------
E.ON Aktiengesellschaft     Commerzbank AG CHF-Account                 109,353            96,373           109,353           96,373
------------------------------------------------------------------------------------------------------------------------------------
E.ON Aktiengesellschaft     Commerzbank AG CZK-Account                     263               232               263              232
------------------------------------------------------------------------------------------------------------------------------------
E.ON Aktiengesellschaft     Commerzbank AG HKD-Account                     690               608               690              608
------------------------------------------------------------------------------------------------------------------------------------
E.ON Aktiengesellschaft     Commerzbank AG NOK-Account                     530               467               530              467
------------------------------------------------------------------------------------------------------------------------------------
E.ON Aktiengesellschaft     Commerzbank AG ZAR-Account                     859               757               859              757
------------------------------------------------------------------------------------------------------------------------------------
E.ON Aktiengesellschaft     Westdeutsche Landesbank                    442,540           390,011           442,540          390,011
                            Girozentrale EUR-Account
------------------------------------------------------------------------------------------------------------------------------------
CCA Holding Inc.            National City Bank - Revolving          20,424,373        18,000,000         7,829,343        6,900,000
                            Line of Credit - Sept. 1997
------------------------------------------------------------------------------------------------------------------------------------


                                 45 of 56 pages

                                              ITEM 12: PRINCIPAL LEASES

     The response to Item 12 is limited to the Reporting Companies. In addition, only leases that involve rental at an annual rate exceeding 3% of the annual gross operating revenue of the Reporting Company lessee during its last fiscal year are included.

-------------------------------------------------------------------------------------------------------------------------
            (A)                        (B)                       (C)                    (D)                  (E)
-------------------------------------------------------------------------------------------------------------------------
                                                                                   2001 Payments        2001 Payments
-------------------------------------------------------------------------------------------------------------------------
          Lessee                     Lessor                  Item Leased                Euro                US $
-------------------------------------------------------------------------------------------------------------------------
E.ON Kernkraft GmbH         Kernkraft Gundremmingen   Long-term Nuclear Plant             13,649,000          12,028,864
                            Verwaltungsgesellschaft   Lease
                            mbH
-------------------------------------------------------------------------------------------------------------------------
E.ON North America, Inc     Tishman Speyer Properties 57th Floor - Chryler                   756,000             666,263
                                                      Building
-------------------------------------------------------------------------------------------------------------------------
E.ON AG                     Disko Leasing GmbH,       Bombardier Challenger 604            1,786,063           1,574,057
                            Dusseldorf
-------------------------------------------------------------------------------------------------------------------------
EURO - US $ Exchange Rate                      0.8813
-------------------------------------------------------------------------------------------------------------------------


                                 46 of 56 pages

                            ITEM 13: SECURITIES SOLD

     The response to Item 13 is omitted pursuant to the Form U5B Memo.


            ITEM 14: AGREEMENTS FOR FUTURE DISTRIBUTION OF SECURITIES


     Neither the Registrants or any associate or affiliate company thereof is a party to, or has a beneficial interest with respect to, any existing agreement for the future distribution of securities of the Registrants or of any subsidiary.


                ITEM 15: TWENTY LARGEST HOLDERS OF CAPITAL STOCKS

     The information provided below with respect to the shareholders of E.ON AG common stock was compiled from publicly available information prepared by third parties and represents E.ON's best information and belief.

     Twenty Largest Holders of Capital Stocks:

     ---------------------------- ------------------------------------ --------------------- ---------------------
                 (A)                              (B)                                   (C)                   (D)
     ---------------------------- ------------------------------------ --------------------- ---------------------
           Title of Issue            Holder of Record and Address          Number of Shares      Percent of Class
                                                                                      Owned
                                                                              (in millions)
     ---------------------------- ------------------------------------ --------------------- ---------------------
     E.ON AG common stock         Allianz Aktiengesellschaft,                         61.80              8.93 (1)
                                  Koniginstrasse 28, 80802 Munich,
                                  Germany
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  Freistaat Bayern, Odeonsplatz 4,                    34.35              4.96 (4)
                                  80539 Munich, Germany
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  Templeton Investment Counsel LLC,                   22.55              3.26 (2)
                                  500 East  Broward Boulevard, Fort
                                  Lauderdale,  United States
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  Munchener Ruckversicherung, 80791                   19.38               2.8 (5)
                                  Munich, Germany
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  Bank of Ireland Asset Management,                   15.50              2.24 (2)
                                  26 Fitzwilliam Place, Dublin 2,
                                  Ireland
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  VI-Industriebeteiligungsgesellschaft                14.50               2.1 (4)
                                  mbH, Am Tucherpark 14, 80538
                                  Munich, Germany
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  HI-Vermogensverwaltungsgesellschaft                 13.99              2.02 (4)
                                  mbH, Arabellastr. 14, 80311
                                  Munich, Germany
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  Deutsche Asset Management, One                      13.87              2.00 (2)
                                  Appold Street, London EC2A 2UU,
                                  England
     ---------------------------- ------------------------------------ --------------------- ---------------------


                                 47 of 56 pages



     ---------------------------- ------------------------------------ --------------------- ---------------------
                 (A)                              (B)                                   (C)                   (D)
     ---------------------------- ------------------------------------ --------------------- ---------------------
           Title of Issue            Holder of Record and Address          Number of Shares      Percent of Class
                                                                                      Owned
                                                                              (in millions)
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  AI-Industriebesitz und                              13.78              1.99 (4)
                                  Beteiligungen Isar-Amperwerke AG &
                                  Co. OHG, Koniginstr. 28, 80802
                                  Munich, Germany
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  Bayer. Hypo- und Vereinsbank AG,                    12.50              1.81 (4)
                                  Am Tucherpark 16, 80538 Munich,
                                  Germany
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  State Street Global Advisors, 1                      9.82              1.42 (2)
                                  International Place, Boston,
                                  United States
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  DEKA Investment GmbH, Mainzer                        8.79              1.27 (3)
                                  Landstr. 16, 60325 Frankfurt,
                                  Germany
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  Deutsche Asset Management, Mainzer                   7.20              1.04 (3)
                                  Landstr. 16, 60325 Frankfurt,
                                  Germany
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  Brandes Investment Partners, 11988                   6.43              0.93 (2)
                                  El Camino Real, San Diego, United
                                  States
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  Oberfrankenstiftung Bayreuth,                        6.34              0.92 (4)
                                  Ludwigstr. 20, 95444 Bayreuth,
                                  Germany
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  Lazard Asset Management, 30                          5.45              0.79 (2)
                                  Rockefeller Plaza, New York,
                                  United States
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  Barclays Global Investors, 45                        5.07              0.73 (2)
                                  Fremont Street, San Francisco,
                                  United States
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  Bernstein Investment Research &                      4.52              0.65 (2)
                                  Mgmt., 1345 Avenue of the
                                  Americas, New York, United States
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  E.ON AG, E.ON-Platz 1, 40479                         4.47              0.65 (4)
                                  Dusseldorf, Germany
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  DWS Investment GmbH, Gruneburgweg                    4.26              0.59 (3)
                                  113-115, 60323 Frankfurt, Germany
     ---------------------------- ------------------------------------ --------------------- ---------------------
     E.ON UK Verwaltungs GmbH     E.ON AG, E.ON-Platz 1, 40479                      1 share               100 (4)
     common stock                 Dusseldorf, Germany
     ---------------------------- ------------------------------------ --------------------- ---------------------
     E.ON US Verwaltungs GmbH     E.ON AG, E.ON-Platz 1, 40479                      1 share               100 (4)
     common stock                 Dusseldorf, Germany
     ---------------------------- ------------------------------------ --------------------- ---------------------
     E.ON UK plc common stock     E.ON UK Verwaltungs GmbH,              999,999,999 shares         99.999999 (4)
                                  E.ON-Platz 1, 40479 Dusseldorf,
                                  Germany
     ---------------------------- ------------------------------------ --------------------- ---------------------
                                  E.ON Vermogensanlage GmbH,                        1 share          0.000001 (4)
                                  E.ON-Platz 1, 40479 Dusseldorf,
                                  Germany
     ---------------------------- ------------------------------------ --------------------- ---------------------


                                 48 of 56 pages

          (1) According to Schedule 13 G as of December 31, 2001, includes the Allianz stake in AI-Industriebesitz und Beteiligungen Isar-Amperwerke AG & Co. OHG
          (2)  Dewe Rogerson, September 2001
          (3)  Finanzreport, June 2002
          (4)  Internal Information
          (5)  Press Announcement, July 2002


     Number of shareholders of record each holding 1,000 shares or more and aggregate number of shares so held:

          E.ON AG
          Number of shareholders is only available for domestic (German) shareholders and is based on an internal study as of December 2000.
                   Number of shareholders:       13,085
                   Aggregate number of shares:   370,935,650


          E.ON UK plc.
                   Number of shareholders:       1
                   Aggregate number of shares:   999,999,999

     Number of shareholders of record each holding less than 1,000 shares and the aggregate number of shares so held:

          E.ON AG
          Number of shareholders is only available for domestic (German) shareholders and is based on an internal study as of December 2000.
                   Number of shareholders:       444,089
                   Aggregate number of shares:   63,272,813

          E.ON UK plc
                   Number of shareholders:       1
                   Aggregate number of shares:   1

          E.ON UK Verwaltungs GmbH
                   Number of shareholders:       1
                   Aggregate number of shares:   1

          E.ON US Verwaltungs GmbH
                   Number of shareholders:       1
                   Aggregate number of shares:   1


                                 49 of 56 pages

                   ITEM 16: OFFICERS, DIRECTORS and EMPLOYEES

     Positions and Compensation of Officers and Directors. In response to Item 16(a), the Registrants incorporate by reference the following information:

          o Item 6 of the Annual Report of E.ON AG filed on Form 20-F (filed March 21, 2002), attached hereto as Exhibit F, pp. 94-100.

     Compensation of Certain Employees. In response to Item 16(b), the Registrants incorporate by reference the following information:

          o Item 6 of the Annual Report of E.ON AG filed on Form 20-F (filed March 21, 2002), attached hereto as Exhibit F, pp. 94-100.

     Indebtedness to System Companies. In response to Item 16(c), the Registrants incorporate by reference the following information:

          o Item 7 of the Annual Report of E.ON AG filed on Form 20-F (filed March 21, 2002), attached hereto as Exhibit F, p. 101.

     Contracts. In response to Item 16(d), the Registrants incorporate by reference the following information:

          o Item 7 of the Annual Report of E.ON AG filed on Form 20-F (filed March 21, 2002), attached hereto as Exhibit F, p. 101.

     Banking Connections. In response to Item 16(e), the Registrants incorporate by reference the following information:

          o Items 6 and 7 of the Annual Report of E.ON AG filed on Form 20-F (filed March 21, 2002), attached hereto as Exhibit F, pp. 94-101.


               ITEM 17: INTERESTS OF TRUSTEES IN SYSTEM COMPANIES

     The Reporting Companies have no securities that were issued under indentures. Consequently, there are no indenture trustees and Item 17 of Form U5B is inapplicable.


                ITEM 18: SERVICE, SALE AND CONSTRUCTION CONTRACTS

     In response to Item 18, the following information is incorporated by reference:

          o Exhibit B-1 to Powergen plc's Quarterly Report on Form U-9C-3, SEC File No. 078-00049 (filed May 30, 2001) (LG&E Services, Inc. Service Agreement).


                                 50 of 56 pages

          o The Application of E.ON AG on Form U-1A, SEC File No. 70-9961 (filed on June 11, 2002) (describing the terms of any transactions between the E.ON Group and the LG&E Energy Group.


                               ITEM 19: LITIGATION

     In response to Item 19, the Registrants incorporate by reference the following information:

          o Item 8 of the Annual Report of E.ON AG filed on Form 20-F (filed March 21, 2002), attached hereto as Exhibit F, pp. 102-103.


                                 51 of 56 pages

                                   SIGNATURES

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the registrants have caused this registration statement to be duly signed on their behalf in the Cities of Dusseldorf, Germany and London, Great Britain on the 25th day of September, 2002.


1.       E.ON AG


By:      /s/ Dr. Erhard Schipporeit         By: /s/ Dr. Guntram Wurzberg
         ------------------------------         -----------------------------

Name:         Dr. Erhard Schipporeit               Dr. Guntram Wurzberg
Title:        Member of the Board                  Vice President General Legal
                                                   Affairs



2.       E.ON US Verwaltungs GmbH


By:      /s/ Dr. Rolf Pohlig                By: /s/ Michael C. Wilhelm
         ------------------------------         -----------------------------

Name:         Dr. Rolf Pohlig                      Michael C. Wilhelm
Title:        Managing Director                    Managing Director



3.       E.ON UK Verwaltungs GmbH


By:      /s/ Michael W. Wilhelm             By: /s/ Dr. Guntram Wurzberg
         ------------------------------         -----------------------------

Name:         Michael C. Wilhelm                   Dr. Guntram Wurzberg
Title:        Managing Director                    Vice President General Legal
                                                   Affairs


Attest:

/s/ Dr. Patrick Wolff
---------------------------
Dr. Patrick Wolff
Counsel
E.ON AG


                                 52 of 56 pages

4.     E.ON UK plc.


By:      /s/ Stefan Hloch                   By: /s/ Christopher Salame
         ------------------------------         -----------------------------

Name:         Stefan Hloch                         Christopher Salame
Title:        Director                             Director




Attest for Stefan Hloch:                    Attest for Christopher Salame:

/s/ Dr. Patrick Wolff                       /s/ Sara Vaughan
---------------------------                 ---------------------------
Dr. Patrick Wolff                           Sara Vaughan
Counsel                                     Director, Group Regulatory and
E.ON AG                                     Sustainable Development
                                            Powergen plc.


                                 53 of 56 pages

                                    EXHIBITS

EXHIBIT A

     A corporate chart of the E.ON Group is attached as Exhibit A. Exhibit A is filed under cover of Form SE.

EXHIBIT B

     The Articles of Association and Bylaws of E.ON AG are incorporated by reference to Exhibit A-1 of E.ON's Application on Form U-1, SEC File No. 70-9961 (filed June 11, 2002). The Articles of Association and Bylaws of E.ON US Verwaltungs GmbH, E.ON UK Verwaltungs GmbH and E.ON UK plc are attached as Exhibit B.

EXHIBIT C

     Exhibit C provides a copy of the indentures related to each class of funded debt shown in the answer to Items 8(a) and (c). Exhibit C is filed under cover of Form SE.

EXHIBIT D

     Exhibit D, attached hereto, provides consolidating financial information as of and for the year ended December 31, 2001, for each of E.ON's six divisions, with a column showing their incorporation into E.ON. The six divisions include: Energy, Chemicals, Real Estate, Oil, Telecommunications and Distribution/Logistics.

     In response to the Exhibit D requirement, the Registrants also incorporate by reference the following information:

     o Item 18 of the Annual Report of E.ON AG filed on Form 20-F (filed March 21, 2002) (containing E.ON AG's full U.S. GAAP consolidated financial statements as of and for the year ended December 31, 2001), attached hereto as Exhibit F.

EXHIBIT E

     In response to the Exhibit E requirement, the Registrants incorporate by reference Exhibit K of the Registration Statement of Powergen plc filed on Form U5B, SEC File No. 001-13620 (filed March 9, 2001) (providing maps).

EXHIBIT F

     The Annual Report of E.ON AG on Form 20-F (filed March 21, 2002) is attached as Exhibit F. Exhibit F is filed under cover of Form SE.


                                 54 of 56 pages

EXHIBIT G

     The Annual Reports filed by LG&E and KU with state regulatory commissions are attached as Exhibit G. Exhibit G is filed under cover of Form SE.

EXHIBIT H

     See items incorporated by reference in response to Item 18.

EXHIBIT I

     Information as to Registrants and their Subsidiaries Responsive to Item 4 of Form U5B is attached as Exhibit I.


                                 55 of 56 pages

This registration statement comprises:

(a)   Pages numbered 1 to 56, consecutively.
(b)   The following Exhibits:


                                  EXHIBIT INDEX


      Exhibit                    Description

         A      Corporate Chart (filed under cover of Form SE)
         B      Organizational Documents
         C      Indentures Related to Funded Debt (filed under cover of Form SE)
         D      Consolidating Statement of Income and Surplus
         E      Incorporated by Reference

         F      E.ON's Annual Report on Form 20-F (filed March 21, 2002)
                (filed under cover of Form SE)
         G      Annual Reports filed by LG&E and KU with State Regulatory
                Commissions (filed under cover of Form SE)
         H      Incorporated by Reference
         I      Information as to Registrants and Their Subsidiaries Responsive
                to Item 4 of Form U5B


                                 56 of 56 pages